                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF
                                AMP INCORPORATED
                                       AT
                      $44.50 NET PER SHARE OF COMMON STOCK
                                       BY
                          PMA ACQUISITION CORPORATION,
                          A WHOLLY OWNED SUBSIDIARY OF
                               ALLIEDSIGNAL INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 11, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (THE 'SHARES') REPRESENTING AT LEAST A MAJORITY OF ALL OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE 'MINIMUM CONDITION'); (2) THE COMPANY'S COMMON STOCK PURCHASE RIGHTS (THE 'RIGHTS') HAVING BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS OR OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE 'RIGHTS CONDITION'); (3) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED PURSUANT TO CHAPTER 25, SUBCHAPTER F OF THE PENNSYLVANIA BUSINESS CORPORATION LAW (THE 'BUSINESS COMBINATION STATUTE') OR OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BUSINESS COMBINATION STATUTE IS INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE 'BUSINESS COMBINATION CONDITION'); (4) OFFEROR HAVING BEEN ACCORDED THE RIGHT TO VOTE THE SHARES ACQUIRED BY IT PURSUANT TO THE OFFER UNDER CHAPTER 25, SUBCHAPTER G OF THE PENNSYLVANIA BUSINESS CORPORATION LAW (THE 'CONTROL SHARE CONDITION'); (5) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE 'HSR CONDITION'); AND (6) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS (SEE SECTION 14).

     THIS OFFER IS NOT CONDITIONED ON OFFEROR OBTAINING FINANCING. SEE INTRODUCTION AND SECTION 10.

                            ------------------------

     PARENT IS SEEKING TO NEGOTIATE WITH THE COMPANY A MERGER OR SIMILAR BUSINESS COMBINATION (THE 'PROPOSED MERGER') IN WHICH HOLDERS OF THE SHARES WOULD RECEIVE CONSIDERATION CONSISTING OF CASH OR EQUITY SECURITIES OF PARENT OR A COMBINATION OF BOTH. IN THE EVENT PARENT IS SUCCESSFUL IN NEGOTIATING THE PROPOSED MERGER, OFFEROR RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING THE NUMBER OF SHARES TO BE PURCHASED AND THE PROPOSED OFFER PRICE) OR, IF THE PROPOSED MERGER DOES NOT CONTEMPLATE A TENDER OFFER, TO TERMINATE THE OFFER WITHOUT PURCHASING ANY SHARES THEREUNDER.
                            ------------------------

                     The Dealer Managers for the Offer are:

LAZARD FRERES & CO. LLC                                     GOLDMAN, SACHS & CO.

------------

AUGUST 10, 1998

(cover continued from previous page)

                                   IMPORTANT

     Any shareholder desiring to tender Shares (and, if applicable, Rights) should either (1) complete and sign the appropriate Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal (or a facsimile thereof) with the certificates for the tendered Shares and, if applicable, Rights and all other required documents to the Depositary (as hereinafter defined) or tender Shares and, if applicable, Rights pursuant to the procedures for book-entry transfer set forth in Section 3, or (2) request the shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares and, if applicable, Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares and, if applicable, Rights so registered. Unless and until Offeror declares that the Rights Condition is satisfied, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of a Share.

     Any shareholder who desires to tender Shares and, if applicable, Rights and whose certificates representing Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in Section 3 on a timely basis, must tender Shares and, if applicable, Rights by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent, the Dealer Managers or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

INTRODUCTION.................................................................................................     1
          Certain Conditions to this Offer...................................................................     2
THE TENDER OFFER.............................................................................................     5
   1. Terms of the Offer.....................................................................................     5
   2. Acceptance for Payment and Payment for Shares and Rights...............................................     6
   3. Procedure for Tendering Shares.........................................................................     7
          Valid Tenders......................................................................................     7
          Book-Entry Transfer................................................................................     8
          Signature Guarantees...............................................................................     8
          Guaranteed Delivery................................................................................     8
          Distribution of Rights.............................................................................     9
          Determination of Validity..........................................................................     9
          Appointment........................................................................................     9
   4. Withdrawal Rights......................................................................................    10
   5. Certain Federal Income Tax Consequences................................................................    11
   6. Price Range of Common Stock; Dividends.................................................................    11
   7. Effect of the Offer on the Market for Common Stock and Registration under the
       Exchange Act..........................................................................................    12
          Stock Quotations...................................................................................    12
          Exchange Act Registration..........................................................................    13
          Margin Regulations.................................................................................    13
   8. Certain Information Concerning the Company.............................................................    13
          Restructuring Plans................................................................................    15
          Rights Plan........................................................................................    16
          Available Information..............................................................................    19
   9. Certain Information Concerning Offeror and Parent......................................................    19
  10. Source and Amount of Funds.............................................................................    22
  11. Background of the Offer; Past Contacts with the Company................................................    22
  12. Purpose of the Offer and the Proposed Merger; Plans for the Company; Certain
       Considerations........................................................................................    25
          Purpose............................................................................................    25
          Plans for the Company..............................................................................    27
          Dissenters' Rights.................................................................................    27
  13. Dividends and Distributions............................................................................    28
  14. Certain Conditions of the Offer........................................................................    28
  15. Certain Legal Matters; Required Regulatory Approvals...................................................    32
          Antitrust Compliance...............................................................................    32
          Foreign Antitrust Compliance.......................................................................    33
          Other Foreign Laws.................................................................................    34
          State Takeover Laws................................................................................    34
          Certain Litigation.................................................................................    37
  16. Fees and Expenses......................................................................................    38
  17. Miscellaneous..........................................................................................    38
  Schedule I.................................................................................................    39

To: All Holders of Common Stock of AMP Incorporated.

                                  INTRODUCTION

     PMA Acquisition Corporation (the 'Offeror'), a Delaware corporation and a wholly owned subsidiary of AlliedSignal Inc., a Delaware corporation ('Parent'), hereby offers to purchase all of the outstanding shares of common stock, without par value (the 'Shares'), of AMP Incorporated, a Pennsylvania corporation (the 'Company'), including the associated Common Stock Purchase Rights (the 'Rights'), issued pursuant to the Shareholder Rights Plan, dated as of October 25, 1989, between the Company and Chemical Bank (successor to Manufacturers Hanover Trust) as Rights Agent, as amended (the 'Rights Agreement') at a price of $44.50 per Share, net to the seller in cash, without interest thereon (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as either may be amended or supplemented from time to time, collectively constitute the 'Offer'). Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

     Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Offeror will pay all fees and expenses of Lazard Freres & Co. LLC ('Lazard') and Goldman, Sachs & Co. ('Goldman Sachs'), which firms are acting as dealer managers (the 'Dealer Managers'), The Bank of New York, which firm is acting as the depositary (the 'Depositary') and Morrow & Co., Inc., which firm is acting as the information agent (the 'Information Agent'), incurred in connection with the Offer. See
Section 16.

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with Offeror or another direct or indirect wholly owned subsidiary of Parent (a 'Proposed Merger'). The purpose of the Proposed Merger under these circumstances would be to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares owned by Offeror, Parent, or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by shareholders who perfect available appraisal rights under the Pennsylvania Business Corporation Law (the 'PBCL')) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Although Parent commenced the Offer to acquire all of the Shares for cash, Parent is seeking to negotiate with the Company, in conjunction with or in substitution for the Offer, a Proposed Merger in which holders of the Shares would receive consideration consisting of cash or equity securities of Parent or a combination of both. In the event Parent is successful in negotiating the Proposed Merger, Offeror reserves the right to amend the Offer (including the number of Shares to be purchased and the proposed Offer Price) or, if the Proposed Merger does not contemplate a tender offer, to terminate the Offer without purchasing any Shares thereunder.

     Under the PBCL and the Company's articles of incorporation, holders of a majority of the outstanding Shares may act by written consent to amend the Company's by-laws (the 'Company By-laws') and elect directors. If the Company is not receptive to the Offer and Proposed Merger, Parent intends to file consent solicitation materials with the Securities and Exchange Commission (the 'Commission') for use in connection with the solicitation of written consents from shareholders of the Company (the 'Consent Solicitation') for the following purposes: (i) to amend Section 2.2 of Article II of the Company By-laws to fix the number of directors of the Company at twenty-eight; (ii) to amend Section
2.4 of Article II of the Company By-laws to permit the Company's shareholders to fill vacancies on the Company's Board of Directors (the 'Company Board'); (iii) to amend Section 1.5.3 of Article II of the Company By-laws to clarify that nominations of directors for election by written consent of shareholders are not subject to the advance notification provisions of the Company By-laws; (iv) to elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter
M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic
M. Poses, Donald J. Redlinger, Ivan G.

Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert C. Winters and Henry T. Yang (the 'Nominees') to serve as directors of the Company; and (v) to repeal each provision of the Company By-laws or amendment(s) thereto adopted subsequent to July 22, 1998 and prior to the effectiveness of the foregoing amendments and the seating of a sufficient number of Nominees to constitute a majority of the Company Board.

     If elected as directors of the Company, the Nominees intend to cause the Company, subject to the fulfillment of their fiduciary duties as directors of the Company, to enter into an agreement for a Proposed Merger (a 'Proposed Merger Agreement') which would provide for cash consideration per Share equal to the Offer Price. The Nominees also intend to take whatever other actions are appropriate, subject to fulfillment of their fiduciary duties as directors of the Company, to facilitate the Offer and Proposed Merger, including approving the Offer and Proposed Merger under the Business Combination Statute, which would satisfy the Business Combination Condition.

     According to a letter from the Company to its shareholders relating to the adoption of the Rights Agreement, dated November 8, 1989 and filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1989, the Rights Agreement provides that:

          'At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

          The term `Continuing Directors' means any member of the Board of Directors of the Company who was a member of the Board prior to [October 25, 1989], and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.'

          Capitalized terms used in the foregoing quotation but not defined therein are defined in Section 8.

     Offeror believes that the Continuing Director provision of the Rights Agreement (the 'Dead Hand Provision') is unenforceable. Offeror has commenced litigation against the Company in the United States District Court for the Eastern District of Pennsylvania seeking declaratory judgment rendering the Dead Hand Provision of the Rights Agreement invalid. There can be no assurance that the judgment will be obtained. See Section 15. If the Dead Hand Provision is enforceable, the Nominees, subject to fulfillment of their fiduciary duties as directors of the Company, intend to seek the required approval of a majority of the Continuing Directors to redeem the Rights (or to amend the Rights Agreement), but there can be no assurance that they will succeed in doing so.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR WRITTEN CONSENTS FROM THE COMPANY'S SHAREHOLDERS. ANY SOLICITATION OF PROXIES OR WRITTEN CONSENTS WHICH PARENT OR OFFEROR UNDERTAKES WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE 'EXCHANGE ACT').

     Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

CERTAIN CONDITIONS TO THIS OFFER

     Consummation of the Offer is subject to the fulfillment of a number of conditions, including the following:

     THE MINIMUM CONDITION. THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF ALL OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE 'MINIMUM CONDITION').

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as of July 27, 1998, there were 218,601,033 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the 'Company 1997 Annual Report'), as of December 31, 1997, 5,847,332 Shares were issuable under then outstanding options. Based on the foregoing and assuming that no options were granted after December 31, 1997, and that no options were exercised or expired from January 1, 1998 through the date hereof, there would be 224,448,365 Shares outstanding on a fully diluted basis and thus the Minimum Condition would be satisfied if there were validly tendered and not withdrawn prior to the expiration of the Offer at least 112,224,183 Shares. However, the actual number of Shares constituting the Minimum Condition will depend upon the facts as they exist on the date of the purchase.

     THE RIGHTS CONDITION. THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY BOARD OR OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE 'RIGHTS CONDITION'). A SUMMARY OF THE RIGHTS PLAN IS PROVIDED IN SECTION 8 AND SHOULD BE REVIEWED BY SHAREHOLDERS BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

     Offeror is hereby requesting that the Company Board redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger. However, there can be no assurance that the Company Board will do so. Offeror has commenced litigation against the Company in the United States District Court for the Eastern District of Pennsylvania seeking an order compelling the Company Board to redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES FOR TENDERING SHARES SET FORTH IN
SECTION 3. UNLESS THE DISTRIBUTION DATE (AS DEFINED IN SECTION 8) OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF RIGHTS.

     THE BUSINESS COMBINATION CONDITION. THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED PURSUANT TO THE BUSINESS COMBINATION STATUTE OR OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BUSINESS COMBINATION STATUTE IS INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE 'BUSINESS COMBINATION CONDITION').

     The Proposed Merger is subject to the provisions of the PBCL, including the Business Combination Statute. In general, the Business Combination Statute prohibits a Pennsylvania corporation from engaging in a 'Business Combination' (defined to include a variety of transactions, including mergers) with an 'Interested Shareholder' (defined generally as a person owning shares entitled to cast at least 20% of the voting power of a corporation) for a period of five years following the date the person became an Interested Shareholder, unless, among other exceptions described in Section 15: (i) before the person became an Interested Shareholder, the Board of Directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder, or (ii) the Business Combination is approved by a majority of the corporation's voting shares, other than the shares held by the Interested Shareholder, no earlier than three months after the Interested Shareholder became, and provided that at the time of the vote the Interested Shareholder is, the beneficial owner of shares entitled to cast at least 80% of votes of the corporation, and the Business Combination satisfies certain fair price criteria. See Section 15.

     Offeror is hereby requesting that the Company Board adopt a resolution approving the Offer and the Proposed Merger for purposes of the Business Combination Statute. However, there can be no assurance that the Company Board will do so. Offeror has commenced litigation against the Company in the United States District Court for the Eastern District of Pennsylvania seeking an order compelling the Company Board to approve the Offer and Proposed Merger for purposes of the Business Combination Statute.

     Pursuant to the Consent Solicitation, Offeror intends to seek to increase the number of seats on the Company Board from eleven to twenty-eight and fill the newly created vacancies with its Nominees, who intend to approve the Proposed Merger pursuant to the Business Combination Statute, subject to the fulfillment of their fiduciary duties as directors of the Company. Approval of the Proposed Merger pursuant to the Business Combination Statute would satisfy the Business Combination Condition. See Section 15.

     THE CONTROL SHARE CONDITION. THE OFFER IS CONDITIONED UPON OFFEROR HAVING BEEN ACCORDED THE RIGHT TO VOTE THE SHARES ACQUIRED BY IT PURSUANT TO THE OFFER UNDER CHAPTER 25, SUBCHAPTER G (THE 'CONTROL SHARE ACQUISITION STATUTE') OF THE PBCL (THE 'CONTROL SHARE CONDITION').

     In general, the Control Share Acquisition Statute relates to the acquisition by any person of voting power over voting shares of a so-called 'registered corporation' (which term includes the Company) that would entitle that person, after the acquisition of voting shares, to vote for the first time at least 20%, 33 1/3% or 50% of the voting shares entitled to vote in an election for directors of the corporation. Shares subject to a control-share acquisition are 'control shares' and the person acquiring the control shares is an 'acquiring person.'

     The language of the Control Share Acquisition Statute provides that an acquiring person may not vote control shares unless, by separate vote, a majority of both (i) all voting shares and (ii) 'disinterested shares' permit the acquiring person to vote its control shares. For purposes of the Control Share Acquisition Statute, 'disinterested shares' are voting shares held by persons other than an acquiring person or executive officer, director or employee stock plan of a target from 5 days prior to the acquiring person's first public announcement of its intent to effect a control share acquisition through the record date of the annual or special shareholders meeting at which the shareholders of the target corporation will consider whether to grant the acquiring person voting power over its control shares. The Control Share Acquisition Statute does not permit a corporation to opt out of its provisions by an amendment to its Articles of Incorporation or Bylaws. Unless Offeror has been accorded the right to vote the Shares acquired by it pursuant to the Offer, the Shares acquired pursuant to the Offer will not have voting rights and the Company may redeem the Shares at a price that could result in a loss to Offeror. If necessary, Offeror intends to comply with the procedures set forth in the Control Share Acquisition Statute to compel the Company Board to call a special shareholders meeting for purposes of approving voting rights for its Shares acquired pursuant to the Offer. For a description of these procedures, see
Section 15.

     HSR CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE 'HART-SCOTT-RODINO ACT') HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE 'HSR CONDITION').

     Offeror will file with the Federal Trade Commission (the 'FTC') and the Antitrust Division of the United States Department of Justice (the 'Antitrust Division') a Pre-merger Notification and Report Form in connection with its purchase of Shares pursuant to the Offer and the Proposed Merger. The purchase of Shares pursuant to the Offer and the Proposed Merger cannot be consummated until any applicable waiting period has expired or been terminated by the FTC or the Antitrust Division. See Section 15.

     CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN
SECTION 14.

     THE OFFER IS NOT CONDITIONED ON OFFEROR OBTAINING FINANCING. SEE SECTION
10.

     OFFEROR RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION) TO AMEND OR WAIVE THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE CONTROL SHARE CONDITION, THE HSR CONDITION AND ANY OTHER TERMS AND CONDITIONS OF THE OFFER. SEE SECTIONS 1 AND 14.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and thereby purchase all Shares (and, if applicable, Rights) validly tendered and not theretofore withdrawn in accordance with the procedures set forth in Section 4 prior to the Expiration Date. The term 'Expiration Date' means 12:00 Midnight, New York City time, on September 11, 1998, unless Offeror shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' will mean the latest time and date at which the Offer, as so extended by Offeror, will expire.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE CONTROL SHARE CONDITION, THE HSR CONDITION AND ANY OTHER TERMS AND CONDITIONS SET FORTH IN
SECTION 14. THE OFFER IS NOT CONDITIONED ON OFFEROR OBTAINING FINANCING (SEE
SECTION 10).

     Offeror reserves the right (but will not be obligated), in accordance with applicable rules and regulations of the Commission, to amend or waive the Minimum Condition or any other condition of the Offer. If the Minimum Condition or any of the other conditions set forth in Section 14 have not been satisfied by 12:00 Midnight, New York City time, on September 11, 1998 (or any other time then set as the Expiration Date), Offeror may elect to: (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended; (ii) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares so tendered prior to the Expiration Date and not withdrawn; or (iii) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

     If Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that this notice is first so published, sent or given, then the Offer will be extended until the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. IF, PRIOR TO THE EXPIRATION DATE, OFFEROR INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, THIS INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

     Offeror expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. There can be no assurance that Offeror will exercise its right to extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw the Shares.

     Subject to the applicable rules and regulations of the Commission, Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, and regardless of whether or not any of the events or facts set forth in Section 4 shall have occurred, (i) to delay acceptance of, or payment for, any Shares regardless of whether the Shares had theretofore been accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of the delay or termination to the Depositary and (ii) at any time or from time to time, to amend the Offer in any respect by giving oral or written notice to the Depositary. Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), relating to Offeror's obligation to pay the consideration offered or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. This announcement in the case of an extension is to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Offeror under this rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-l under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in the percentage of securities sought, a minimum of 10 business days is required to allow for adequate dissemination to shareholders.

     As of the date of this Offer to Purchase, the Rights are evidenced by certificates for Shares and do not trade separately. Accordingly, by tendering certificates for Shares, a shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates for Rights are issued, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of a Share.

     A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act and under Pennsylvania law for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares following receipt of these lists or listings from the Company or by the Company if it so elects.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES AND RIGHTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Offeror will accept for payment and will pay for all Shares (and, if applicable, Rights) validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section
14. Subject to compliance with Rule l4e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 15.

     Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares or timely confirmation (a 'Book-Entry Confirmation') of a book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the 'Book-Entry Transfer Facility'), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) with all required signature guarantees or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal.

     The term 'Agent's Message' means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility who is tendering the Shares that the participant has received and agrees to be bound by the terms of the related Letter of Transmittal and that Offeror may enforce the agreement against the participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Offeror and transmitting the payment to validly tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and the Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-l(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than tendered, certificates for unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, these Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Offeror increases the consideration to be paid per Share pursuant to the Offer, Offeror will pay the increased consideration for all the Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

     Offeror reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Parent or any one or more of Parent's direct or indirect wholly owned subsidiaries, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, provided that any transfer or assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

VALID TENDERS

     For Shares (or, if applicable, Rights) to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal relating to the Shares (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures set forth below. In addition, either (i) certificates representing those Shares must be received by the Depositary or the Shares must be tendered pursuant to the procedures for book-entry set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARES, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED; IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

     The Depositary will make a request to establish an account with respect to the Shares (or, if applicable, Rights) at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfers. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility prior to the Expiration Date, (i) an appropriate Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

     No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) and Rights tendered herewith, unless such registered holder(s) has completed either the box entitled 'Special Payment Instructions' or the box entitled 'Special Delivery Instructions' on the Letter of Transmittal or (b) if such Shares and Rights are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an 'Eligible Institution'). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

     If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder or holders, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the related Letter of Transmittal.

GUARANTEED DELIVERY

     If a shareholder desires to tender Shares (or, if applicable, Rights) pursuant to the Offer and the shareholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, these Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and, if applicable, Rights, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal relating to the Shares (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received (a) in the case of Shares, by the Depositary within three New York Stock Exchange ('NYSE') trading days after the date of the

     Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three NYSE trading days after the execution of the Notice of Guaranteed Delivery or (2) three business days after the date certificates for Rights are distributed to Shareholders by the Company or the Rights Agent. The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or a Book Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal relating to the Shares (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

DISTRIBUTION OF RIGHTS

     Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of a Share. Unless and until the Distribution Date (as defined in Section 8 below) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for the Shares to be validly tendered in accordance with the procedures described in this Section 3. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date the certificates are distributed. Offeror reserves the right to require that it receive these certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of these certificates, if the certificates have been distributed to holders of Shares. Offeror will not pay any additional consideration for the Rights tendered pursuant to the Offer.

DETERMINATION OF VALIDITY

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares (or, if applicable, Rights) will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularities in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares.

     Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by Offeror. None of Offeror or any of its affiliates or assignees, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification.

APPOINTMENT

     By executing the appropriate Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Offeror as the shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the shareholder's right with respect to the Shares (or, if applicable, Rights) tendered by that shareholder and accepted for payment by Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of these Shares on or after August 10, 1998). All powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of Shares by Offeror in accordance with the terms of the Offer. Upon acceptance for payment, all prior proxies, other than any consents in favor of proposals set forth in the Consent Solicitation, given by the shareholder with respect to these Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consents executed (and, if given or executed, will not be deemed effective). The designees of Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of the shareholder as they, in their sole judgment, deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any meeting or otherwise. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's payment for the Shares, Offeror or its designee must be able to exercise full voting and other rights with respect to the Shares and the other securities or rights issued or issuable in respect of the Shares, including voting of Common Stock at any shareholders meeting (whether annual or special or whether or not adjourned) in respect of the Shares.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 11, 1998. Shares (and, if applicable, Rights) may not be withdrawn unless the associated Rights are also withdrawn. A withdrawal of Shares (and, if applicable, Rights) will also constitute a withdrawal of the associated Rights. If purchase of or payment for Shares (and, if applicable, Rights) is delayed for any reason or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or fail to return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the serial numbers shown on these certificates must be submitted to the Depositary and, unless the Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences of the Offer to holders whose Shares (and, if applicable, Rights) are purchased pursuant to the Offer. The discussion applies only to holders of Shares who hold Shares as capital assets, and may not apply to Shares received upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, non-U.S. persons, dealers in securities or commodities, or persons who hold Shares as a position in a 'straddle' or as part of a 'hedging' or 'conversion' transaction for United States federal income tax purposes).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT THAT HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO THAT SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer and the amount of cash received. Gain or loss generally must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. This gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale, the Shares were held for more than one year. In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax and net capital losses may be subject to limits on deductibility.

     In order to avoid 'backup withholding' of federal income tax with respect to payments of cash pursuant to the Offer, each shareholder surrendering Shares in the Offer must provide the Depositary with the shareholder's correct taxpayer identification number ('TIN') on a Substitute Form W-9 and certify under penalty of perjury that this TIN is correct and that the shareholder is not subject to backup withholding. Certain shareholders (including all corporations and certain foreign individuals and entities) are exempt recipients not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder, and payment of cash to that shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer (physically or electronically through book-entry transfer) should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

     6. PRICE RANGE OF COMMON STOCK; DIVIDENDS. According to the Company 1997 Annual Report, the Company's common stock is listed on the NYSE and traded on the New York, Boston, Cincinnati, Chicago, Pacific and Philadelphia Exchanges under the symbol 'AMP.' The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on the NYSE:

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

                                                                                           HIGH     LOW
                                                                                           ---      ---

1998:

     Third Quarter (through July 30, 1998)..............................................   $34 3/4   $28 9/16
     Second Quarter.....................................................................    44 3/16   33 1/2
     First Quarter......................................................................    44 11/16  36 5/8

1997:

     Fourth Quarter.....................................................................    54 1/4    39 1/16
     Third Quarter......................................................................    56 11/16  41 3/4
     Second Quarter.....................................................................    43 1/8    33 1/8
     First Quarter......................................................................    43        33 7/8

1996:

     Fourth Quarter.....................................................................    39 7/8    32 7/8
     Third Quarter......................................................................    41 3/4    36 1/8
     Second Quarter.....................................................................    46 1/8    39
     First Quarter......................................................................    44 3/4    36 3/8

     On August 3, 1998, the last full trading day before the first public announcement of the intention to commence the Offer, the last reported closing sales price of the Shares on the NYSE was $28 7/8 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company declares annual dividends which are paid on a quarterly basis. The annual dividend for 1996 was $1.00 per Share and for 1997 was $1.04 per Share. On January 28, 1998 and April 4, 1998, the Company Board declared first and second quarterly dividends, both of $0.27 per Share, which were paid on March 2, 1998 and June 1, 1998, respectively. On July 22, 1998, the Company Board declared a regular quarterly dividend of $0.27 per share, payable Tuesday, September 1, 1998 to shareholders of record at the close of business on Monday, August 3, 1998. See Section 13.

     As of the date of this Offer to Purchase, the Rights are attached to the Shares and not traded separately. As a result, the sales quotations per Share set forth above are also the high and low sales quotations per Share and associated Right during those periods. Upon the occurrence of the Distribution Date, the Rights will detach and may trade separately from the Shares. See
Section 8. Offeror believes that as a result of the commencement of the Offer, the Distribution Date may occur as early as August 24, 1998, unless prior to this date the Company Board redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the Offer and Proposed Merger or delays the Distribution Date. IF THE DISTRIBUTION DATE OCCURS AND THE RIGHTS BEGIN TO TRADE SEPARATELY FROM THE SHARES, SHAREHOLDERS SHOULD ALSO OBTAIN A CURRENT MARKET QUOTATION FOR THE RIGHTS.

     7. EFFECT OF THE OFFER ON THE MARKET FOR COMMON STOCK AND REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will likely adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Offeror. The extent of the public market, if any, for Shares and the availability of price quotations in respect thereof following the purchase of Shares pursuant to the Offer will depend upon the number of holders of Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

STOCK QUOTATIONS

     Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the NYSE's listing requirements. The NYSE would consider delisting the Shares if the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the 'NYSE Excluded Holdings')) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by the exchange or through the National Association of Securities Dealers Automated Quotations ('NASDAQ') or other sources. The extent of the public market therefor and the availability of the quotations would depend, however, upon factors such as the number of shareholders and/or the aggregate market value of the securities remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Offer Price.

EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions no longer applicable to the Shares. In addition, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of these securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the 'Securities Act').

     Based on publicly available information, the Rights are registered under the Exchange Act, but are attached to the Shares and are not currently separately transferable. Offeror believes that as a result of the commencement of the Offer, the Distribution Date may occur as early as August 24, 1998, unless prior to this date the Company Board redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the Offer and Proposed Merger or delays the Distribution Date. See Section 8. According to the Rights Agreement, certificates for Rights will be sent to all holders of Rights and the Rights will become transferable apart from the Shares. If the Distribution Date occurs and the Rights separate from the Shares, the discussion above with respect to the effect of the Offer on Exchange Act registration would apply to the Rights in a similar manner.

     If the registration of the Shares is not terminated prior to the Proposed Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares and Rights under the Exchange Act will be terminated following consummation of the Proposed Merger.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE and for trading on the New York, Boston, Cincinnati, Chicago, Pacific and Philadelphia Stock Exchanges.

MARGIN REGULATIONS

     Shares of common stock are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect of allowing brokers to extend credit on the collateral of common stock like the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the common stock would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company Annual Report and other publicly available documents and records on file with the Commission and other public sources. Although none of Parent, Offeror, the Dealer Managers or Information Agent has any knowledge that would indicate that statements contained in this Offer based upon these documents are untrue, none of Parent, Offeror, the Dealer Managers or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in these documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any information but which are unknown to Offeror, Parent, the Dealer Managers or Information Agent.

     According to the Company 1997 Annual Report, the Company is a Pennsylvania corporation with its principal executive offices located at 470 Friendship Road, Harrisburg, Pennsylvania, 17111. The Company 1997 Annual Report states that:

          'The Company designs, manufactures and markets a broad range of electronic, electrical and electrooptic connection devices and an expanding number of interconnection systems and connector-intensive assemblies. The Company's products have potential uses wherever an electronic, electrical, computer or telecommunications system is involved, and are becoming increasingly critical to the performance of these systems as voice, data and video communications converge. The Company's customers are as diverse as the products themselves, and include such differing types of accounts as original equipment manufacturers (OEMs) and their subcontractors, utilities, government agencies, distributors, value-added resellers, and customers who install, maintain and repair equipment. The industries covered by these accounts include Automotive, Power Technology, Personal Computer, Communications, and Consumer/Industrial. The Company markets its products worldwide primarily through its own direct sales force, but also through distributors and value-added resellers to respond to customer buying preferences. In 1997, 84% of product was sold through direct channels to market and 16% through distribution. The Company has established more than 330 facilities located in 53 countries to serve customers in the current and emerging markets throughout the world.'

     Set forth below is certain summary consolidated financial information with respect to the Company excerpted or derived from financial information contained in the Company 1997 Annual Report and the Company's Quarterly Report on Form 10-Q for the second quarter ended June 30, 1998. More comprehensive financial information is included in reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to reports and other documents and all the financial information (including any related notes) contained therein. Reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under 'Available Information'.

                                AMP INCORPORATED
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   SIX MONTHS ENDED               YEAR ENDED
                                                                       JUNE 30,                  DECEMBER 31,
                                                                 ---------------------    --------------------------
                                                                    1998         1997      1997      1996      1995
                                                                 -----------    ------    ------    ------    ------
                                                                      (UNAUDITED)

INCOME STATEMENT DATA:
Net sales.....................................................     $ 2,748      $2,861    $5,745    $5,468    $5,227
Income from operations........................................         250         350       767       503       718
Net income before cumulative effect of accounting changes.....         157         209       458       287       427
Cumulative effect of accounting changes, net of income
  taxes.......................................................      --              15        15      --        --
Net income....................................................         157         224       473       287       427
PER SHARE AMOUNTS:
Before cumulative effect of accounting changes
     Basic....................................................     $   .72      $  .95    $ 2.08    $ 1.31    $ 1.97
     Diluted..................................................     $   .72      $  .95    $ 2.08    $ 1.31    $ 1.96
Cumulative effect of accounting changes
     Basic....................................................      --          $  .07    $  .07      --        --
     Diluted..................................................      --          $  .07    $  .07      --        --
Net income
     Basic....................................................     $   .72      $ 1.02    $ 2.15    $ 1.31    $ 1.97
     Diluted..................................................     $   .72      $ 1.02    $ 2.15    $ 1.31    $ 1.96
BALANCE SHEET DATA:
Current assets................................................     $ 2,476      $2,537    $2,650    $2,356    $2,278
Property, plant and equipment, net............................       1,897       1,989     1,916     2,028     1,938
Total assets..................................................       4,670       4,814     4,848     4,686     4,505
Current liabilities...........................................       1,306       1,508     1,445     1,445     1,266
Long-term debt................................................         168         186       160       182       213
Shareholders' equity..........................................       2,898       2,851     2,952     2,790     2,768

RESTRUCTURING PLANS

     The Company's press release announcing its results of operations for the quarter ended June 30, 1998 contained the following statements regarding the Company's restructuring plans:

             'AMP Incorporated Chief Executive Officer and President William J. Hudson said, `We are obviously disappointed with second quarter results. Despite our successful 'globalization' efforts in recent years, we still need to better balance our manufacturing capacity in and between geographical regions to reduce the costs of exporting and importing -- and we are committed to doing this as quickly as possible without disrupting customer service. Additionally, our aggressive growth strategies are focused on responding to customer needs faster, at more competitive prices, and with guarantees to back up our claims. Supporting these growth strategies is a program to reduce the costs and overhead that impedes our responsiveness. We are determined to strengthen investor confidence by generating the financial results that will produce significant long-term returns for investors.'

             Hudson noted that plans to boost sales will come by simplifying prices, enhancing distribution sales, and servicing customers through more direct sales people and other means. To reduce costs, he said, AMP has implemented mandatory one-week furloughs in the U.S., eliminated most overtime, accelerated insourcing of manufacturing services, and has frozen hiring and wage increases.

             `Our strategic financial goals' Hudson said, `will be realized through our current efforts to reduce the global workforce by 3,500 through early retirements, attrition, and layoffs;

        outsource certain support functions; close plants and consolidate production into integrated facilities; and leverage the economic advantages of expanding capacity in Asia/Pacific and Europe.'

             The cash impact of the charges associated with the actions is estimated to be $100 to $130 million.'

     On July 31, 1998 the Company issued the following press release:

             'AMP Incorporated to Phase Out Operations of Selinsgrove; Company Will Transfer Work to Other AMP Plants

             Harrisburg, PA (July 31, 1998) -- AMP Incorporated today announced the phasing out and transfer of operations at its Automachine Systems Group plant in Selinsgrove, Pennsylvania.

             Transfer locations in the United States include AMP's Fourth Street and 100 AMP Drive facilities in Harrisburg, PA, Waynesboro, PA and Mount Sidney, VA. Remaining product lines will be transferred to an AMP tooling center in Cochin, India and AMP's Strategic Tooling Center in Monterrey, Mexico.

             About 130 jobs will move as a result of the transfer. Most manufacturing employees will be offered jobs at plants that are gaining work.

             The transfers will result in a conversion to continuous operations at the Fourth Street and Waynesboro plants. AMP's Mount Sidney facility is already operating 24-hours a day.

             The action, which is planned to take place over the next 19 months, is part of the company's recently announced reshaping strategy aimed at making AMP more competitive in the global marketplace. The strategy allows AMP operations to focus, simplify and grow. This is being done by a series of divestitures and closedowns, major manufacturing and overhead cost reductions, and new initiatives in sales.

             `From a technical and financial perspective, AMP is taking major steps to respond more quickly to changes in the global economy,' CEO and President William J. Hudson said, explaining `in the weeks and months ahead we can be expected to do all that is needed to make AMP a more customer-responsive company.'

             `To stay competitive, AMP will have to use lower cost tooling approaches and fully integrate production in the United States,' adding AMP 'clearly is improving the use of its vast complement of manufacturing assets.'

RIGHTS PLAN

     The following is based upon, and is qualified in its entirety by reference to, a letter from the Company to its Shareholders relating to the adoption of the Rights Plan, dated November 8, 1989, filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1989 and the Rights Agreement, as amended, filed with the Commission. The Company undertook a 2 for 1 stock split in 1995. As a result, each Right, as and when exercisable, now entitles the registered holder to purchase from the Company one Share at a purchase price of $87.50 per share. The aforementioned letter states:

                  'SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

          On October 25, 1989, the Board of Directors of AMP Incorporated (the `Company') declared a dividend distribution of one Right for each outstanding share of Common Stock, no par value (the `Common Stock'), of the Company to shareholders of record at the close of business on November 6, 1989. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a Purchase Price of $175.00 per share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the `Rights Agreement') between the Company and Manufacturers Hanover Trust Company, as Rights Agent.

          Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of
     (i) 10 business days following a public announcement that a person (an 'Acquiring Person') has become an 'interested shareholder' as defined in
     Section 2553 of the Pennsylvania Business Corporation Law (i.e., has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock), except pursuant to a Qualifying Offer, as defined below (such public announcement date being referred to below as the 'Stock Acquisition Date') and (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person. Until the Distribution Date, (I) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (II) new Common Stock certificates issued after November 6, 1989 will contain a notation incorporating the Rights Agreement by reference and (III) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

          The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 6, 1999, unless earlier redeemed by the Company as described below. Shares of Common Stock issuable upon exercise of the Rights shall represent a proportional beneficial interest in the shares of common stock of Pamcor, Inc. held in trust pursuant to an Agreement among AMP Incorporated, Pamcor, Inc. and Bankers Trust Company dated as of November 1, 1956 and amended as of April 23, 1970 and as of April 23, 1981.

          As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

          In the event that a person becomes an Acquiring Person except pursuant to an offer for all outstanding Common Stock which the independent directors (excluding officers of the Company) determine, after receiving advice from one or more investment banking firms, to be fair to and otherwise in the best interests of the Company and its shareholders (a 'Qualifying Offer'), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. However, the Rights will not be exercisable following the occurrence of any such event until such time as the Rights are no longer redeemable by the Company as set forth below. Notwithstanding any of the foregoing, following the occurrence of any such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or certain related parties) will be null and void.

          For example, at an exercise price of $175.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $350.00 worth of Common Stock (or other consideration, as noted above) for $175.00. Assuming that the Common Stock had a per share value of $45.00 at such time, the holder of each valid Right would be entitled to purchase 7.78 shares of Common Stock for $175.00.

          In the event that, at any time following the Stock Acquisition Date,
     (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows a Qualifying Offer and satisfies certain other requirements), (ii) the company is acquired in a merger or other business combination transaction in which the Company is the surviving corporation but all or part of the Common Stock is changed into or exchanged for securities of the other person or other property, or (iii) 50% or more of the Company's assets, cashflow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the `Triggering Events.'

          The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

          With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

          At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

          The term 'Continuing Directors' means any member of the Board of Directors of the Company who was a member of the Board prior to [October 25, 1989], and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or an associate of an Acquiring Person, or any representative of the foregoing entities.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

          Any of the provisions of the Rights Agreement may be amended in any respect by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the occurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.'

     Offeror has commenced litigation against the Company in the United States District Court for the Eastern District of Pennsylvania seeking an order compelling the Company Board to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and Proposed Merger and a declaratory judgment rendering the Dead Hand Provision of the Rights Agreement invalid. There can be no assurance that this order or judgment will be obtained. See Section 15. If the Dead Hand Provision is enforceable, the Nominees, subject to fulfillment of their fiduciary duties as directors of the Company, intend to seek the required approval of a majority of the Continuing Directors to redeem the Rights (or to amend the Rights Agreement to make the Rights otherwise inapplicable to the Offer and Proposed Merger). Redemption of the Rights (or an amendment of the Rights Agreement to make the Rights otherwise inapplicable to the Offer and Proposed Merger) would satisfy the Rights Condition.

     THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY BOARD OR OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE RIGHTS.

AVAILABLE INFORMATION

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of these persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     9. CERTAIN INFORMATION CONCERNING OFFEROR AND PARENT.

OFFEROR

     Offeror is a newly incorporated Delaware corporation organized in connection with the Offer and has not carried on any activities other than in connection with the Offer. The principal offices of Offeror are located at 101 Columbia Road, Morristown, NJ 07962. Offeror is a wholly owned subsidiary of Parent. Until immediately prior to the time that Offeror will purchase Shares pursuant to the Offer, it is not expected that Offeror will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Offeror is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Offeror is available.

PARENT

     Parent is a Delaware corporation with its principal executive offices located at 101 Columbia Road, Morristown, NJ 07962. Parent is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials. Parent is organized into eleven strategic business units and reports its results of operations in the following five business segments: Aerospace Systems, Specialty Chemicals & Electronic Solutions, Turbine Technologies, Performance Polymers and Transportation Products. The Company's products are used by major industries including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, agriculture, military and commercial aviation and aerospace and in the space program.

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of these persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company under 'Available Information' in Section 8.

Parent's common stock is listed on the NYSE, and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Set forth below is certain selected historical consolidated financial information relating to Parent and its subsidiaries which has been excerpted or derived from audited financial statements presented in Parent's 1997 Annual Report to Shareholders and from Parent's unaudited consolidated financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998. More comprehensive financial information is included in these reports and other documents filed by Parent with the Commission. The financial information summary set forth below is qualified in its entirety by reference to reports and other documents which have been filed with the Commission, including the financial information and related notes contained therein, which are incorporated herein by reference. These reports and other documents may be inspected at and copies may be obtained from the offices of the Commission or the NYSE in the manner set forth above.

                               ALLIEDSIGNAL INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  SIX MONTHS                 YEAR ENDED
                                                                ENDED JUNE 30,              DECEMBER 31,
                                                              ------------------    -----------------------------
                                                               1998       1997       1997       1996       1995
                                                              -------    -------    -------    -------    -------
                                                                 (UNAUDITED)

INCOME STATEMENT DATA:
Net sales..................................................   $ 7,515    $ 6,905    $14,472    $13,971    $14,346
Income from operations(1)..................................       953        785      1,636      1,059      1,260
Net income(1)..............................................       650        564      1,170      1,020        875
EARNINGS PER SHARE INFORMATION:
Earnings per share of common stock
     Basic(1)..............................................   $  1.15    $  1.00    $  2.07    $  1.80    $  1.54
     Assuming dilution(1)..................................   $  1.13    $   .97    $  2.02    $  1.76    $  1.52
BALANCE SHEET DATA:
Current assets.............................................   $ 5,312    $ 5,638    $ 5,573    $ 5,839    $ 4,890
Property, plant and equipment -- net.......................     4,197      4,200      4,251      4,219      4,742
Total assets...............................................    13,897     12,912     13,707     12,829     12,465
Current liabilities........................................     3,918      3,594      4,436      3,696      3,804
Long-term debt, excluding current portion..................     1,638      1,263      1,215      1,317      1,366
Total shareowners' equity..................................     4,823      4,352      4,386      4,180      3,592

------------

(1) In 1997 includes a fourth quarter pre-tax provision of $237 million (after-tax $159 million, or $.28 per share) for repositioning and other charges. Also includes in 1997 a fourth quarter pre-tax gain of $277 million (after-tax $196 million, or $.35 per share) on the sale of the safety restraints business and a fourth quarter pre-tax charge of $51 million (after-tax $33 million, or $.06 per share) for the settlement of the 1996 braking business sale. In 1996 includes a second quarter pre-tax provision of $637 million (after-tax $359 million, or $.63 per share) for repositioning and other charges. Also includes in 1996 a second quarter pre-tax gain of $655 million (after-tax $368 million, or $.65 per share) on the sale of the braking business. In 1995 includes a pre-tax provision of $115 million (after-tax $71 million or $.13 per share) for repositioning charges. Also includes in 1995 a pre-tax gain of $71 million (after-tax $71 million, or $.13 per share) on the transfer of the HDPE business.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Offeror and Parent are set forth on Schedule I.

     Except as set forth in this Offer to Purchase, neither Parent nor Offeror or, to the best knowledge of Parent or Offeror, any of the persons listed in
Schedule I has, during the past 60 days from the date hereof, effected any transaction in the Shares. Parent owns 100 Shares.

     Except as set forth in this Offer to Purchase, neither Parent nor Offeror or, to the best knowledge of Parent or Offeror, any of the persons listed in
Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither Parent nor Offeror or, to the best knowledge of Parent or Offeror, any of the persons listed in
Schedule I has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or Offeror, or their respective subsidiaries, or, to the best knowledge of Parent or Offeror, any of the persons listed in Schedule I, on the one hand, and the Company or its

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executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     10. SOURCE AND AMOUNT OF FUNDS. Offeror estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $10,050,000,000. See
Section 16. Offeror expects to obtain the funds required to consummate the Offer through capital contributions or advances made by Parent. Parent plans to obtain the funds for these capital contributions or advances by issuing commercial paper and/or engaging in other short-term borrowing programs in the bank, private or public debt markets.

     It is anticipated that approximately $1,500,000,000 of the short-term indebtedness initially incurred by Parent in connection with the Offer will be repaid from the issuance of equity securities of Parent, approximately $2,000,000,000 from the disposition of assets and the remainder from a combination of short, medium and possibly long-term borrowings in the bank, private or public debt markets. Such borrowings are expected to be repaid from funds internally generated by Parent and its subsidiaries (including, after the Proposed Merger is consummated, cash flow of the surviving corporation), and the curtailment of Parent's stock buy-back program. No final decisions have been made concerning the method Parent will employ to repay its initial short-term borrowings incurred to consummate the Offer. These decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates, stock market and financial and other economic conditions. Furthermore, of course, there can be no assurance that Parent will be able to utilize any one or more of the repayment options or of the amount that will be available under any of them.

     THE OFFER IS NOT CONDITIONED ON OFFEROR OBTAINING FINANCING.

     11. BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE COMPANY. Approximately one year ago, Mr. Lawrence A. Bossidy, Chairman and Chief Executive Officer of Parent, contacted Mr. Ralph D. DeNunzio, a director of the Company, to discuss the possible combination of Parent and the Company. Mr. Bossidy was subsequently informed that the Company Board had no interest in entertaining discussions concerning the possible combination of Parent and the Company.

     On July 29, 1998, Mr. Bossidy telephoned Mr. William J. Hudson, Chief Executive Officer and President of the Company, to discuss with him the possible combination of Parent and the Company. Mr. Bossidy was informed by an assistant to Mr. Hudson that Mr. Hudson was unavailable.

     On July 30, 1998, Mr. Bossidy delivered the following letter to Mr. Hudson:

        'July 30, 1998

        Mr. William J. Hudson
        Chief Executive Officer and President
        AMP Incorporated
        470 Friendship Road
        Harrisburg, PA 17111

        Dear Bill:

             I tried to reach you by telephone yesterday for purposes of setting up a meeting to discuss a combination of our two companies. In my view, a combination makes compelling business sense and would produce a unique opportunity for your shareowners to realize maximum value for their shares and would be in the long-term interest of your employees. I would like to meet with you as soon as possible, but I thought it would be useful to make a proposal for you to consider in advance of our meeting.

             AlliedSignal is prepared to offer $43.50 per share in cash for all of AMP's outstanding shares, a premium of about 50% over the current market value. We would consider a higher price if all or a significant portion of the consideration were AlliedSignal shares rather than cash. Cash, of course, would provide your shareowners the opportunity to realize today the future value of AMP, while equity on a tax free basis would give your shareowners the option

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        to participate in the future growth of a new AlliedSignal/AMP enterprise. Our Board of Directors has approved the transaction, and adequate financing is available.

             AlliedSignal has annual revenues of $15 billion, with operations in the aerospace, automotive and engineered materials industries and with the demonstrated ability to achieve sales and earnings growth on a consistent basis. Our vision is to 'become a premier company, distinctive and successful in everything we do.' Since we began our Total Quality journey more than six years ago, our earnings per share have grown at a compound average annual rate of 21% and our market value has grown more than six-fold, from less than $4 billion to more than $25 billion.

             Recently, we have focused our resources on developing a diversified portfolio of high-growth, high-margin businesses as a means of being both competitive and successful in the new century. A particular area of interest is electronic materials, where we already have several offerings. Our strategic interest in this area would assure that AMP has the continued management and financial support necessary to maintain its leadership position in its own businesses.

             AlliedSignal offers the following:

                  Size and scale. We are a global company operating in some 40 countries, with the size and scale to realize economies in areas such as purchasing, marketing and shared business services.

                  Technology. Both our electronic materials businesses and our aerospace businesses can be both technology partners and customers. I am confident that there would be synergistic benefits to both our companies.

                  Management Team. Over the last six years we have developed an outstanding management team that has demonstrated the ability to lead in the 1990's and to cope with the issues that all of us will face as we move into the next century. Our management team is respected around the world -- by suppliers, by customers and by the investment community.

                  Operational Strength; Processes. We have a proven track record of operational success, increasing productivity by 5% or more for the past five years. Most recently, we have launched new initiatives across the company (which we refer to as 'six sigma') to ensure that we achieve world-class design and production capabilities.

                  Financial Strength; Credibility. We also have an excellent track record and a strong balance sheet.

             In addition, our size and diversity offer other benefits to AMP in a combination:

                  Consistent Performance. Our different businesses and geographical markets provide a buffer for a cyclical downturn in any one area. AMP cannot achieve that kind of consistent performance on its own.

                  Business Processes. AMP can take advantage of the business processes and best practices we have developed across a wide array of businesses in different industries.

                  Employees. Our businesses also would offer many more career opportunities for your employees. In addition, we have a state-of-the-art education program. For example, we have been able to drive our 'six sigma' initiatives throughout the company largely by using internal resources.

             If we are to be successful, both confidentiality and speed are of the essence. Hence, this proposal is conditioned on your keeping the existence of this letter and the proposal confidential, and I ask that you respond to me promptly. I am available to meet with you at your convenience next week and to begin discussions immediately. We are willing to discuss any and all concerns you may have.

             Bill, as you may know, I have thought about this possible combination for a long time, and I am convinced that together we will become a powerful force in the ever more competitive

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        marketplace of tomorrow. If permitted, I will do all within my power to convince you of the merits of this combination.

             You can reach me at [telephone number omitted].

                                          Sincerely,
                                          /s/ Larry'

     On the morning of August 4, 1998, Mr. Bossidy attempted to contact Mr. Hudson and was informed that Mr. Hudson was unavailable. Mr. Hudson's assistant called later that day to inform Mr. Bossidy that Mr. Hudson would contact him no later than August 5, 1998. Also on the morning of August 4, 1998, Mr. Peter M. Kreindler, Senior Vice President, General Counsel and Secretary of Parent, attempted, unsuccessfully, to contact Mr. Charles W. Goonrey, Vice President and General Legal Counsel of the Company. Subsequent to these telephone calls, Mr. Bossidy sent the following letter to the Company:

        'August 4, 1998

        Board of Directors
        AMP Incorporated
        470 Friendship Road
        Harrisburg, PA 17111

             I am writing to you after my unsuccessful attempts to make contact with Bill Hudson to discuss a proposal for the strategic combination of our two companies in a manner that truly serves the vital best interests of the employees, customers, shareowners and communities of which we are a part. Specifically, in our letter of July 30 I proposed that AlliedSignal acquire all the outstanding shares of AMP for $43.50 per share in cash, or for a higher price if all or a significant portion of the consideration were AlliedSignal shares rather than cash.

             It is our desire to enter into direct discussions about this transaction with you. However, because Mr. Hudson has not responded to my calls and letter, we have decided to commence a tender offer for all outstanding shares of AMP for an enhanced price of $44.50 per share in cash. A combination is clearly in the best interests of both companies and all of their constituencies, and we are committed to completing it. The AlliedSignal Board of Directors has unanimously authorized this offer, and adequate financing is available. Accordingly, if AMP is unwilling to enter negotiations, AlliedSignal is prepared to initiate a consent solicitation to increase the size of the AMP Board of Directors and to add a majority of directors who will be responsive to our proposal.

             As I said in my letter to Mr. Hudson last week, and as I will tell you in person if you permit me to present our proposal in person, a combination of our companies makes compelling business sense and is consistent with both the letter and spirit of the laws governing businesses in Pennsylvania. I hope that we can work together in a professional and constructive manner so that your constituencies can enjoy the benefits of our combination as soon as possible. In particular:

                  For AMP shareowners, an acquisition of AMP shares for $44.50 in cash provides the opportunity to realize an immediate premium of about 55% over the market price of AMP's shares. If we exchange AlliedSignal shares for AMP shares on a tax-free basis, your shareowners would be able to participate in the future growth of a new AlliedSignal/AMP enterprise. We are confident that our business approach, which over the past six years has enabled us to grow earnings per share at a compound average annual rate of 21% and increase our market value six-fold, would create significant value if applied to AMP's business. AlliedSignal can also bring to bear on AMP's business the important advantages we have in size and scale, technology, management depth, operational excellence and financial strength. Finally, AMP shareowners would benefit from owning a stock with a demonstrated record of consistent performance.

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                  For AMP employees, the size of AlliedSignal and scope of our businesses would offer many more career opportunities than they have currently. AlliedSignal has been named by Fortune as one of the best 100 companies in America for which to work.

                  For AMP customers, our business approach and Six Sigma operational initiatives ensure that we achieve world-class design and production capabilities in all our businesses, everywhere we operate.

             I look forward to speaking with you soon.

                                          Sincerely,
                                          Larry Bossidy
                                          Chairman and Chief Executive Officer'

     12. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.

PURPOSE

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a Proposed Merger. The purpose of the Proposed Merger under these circumstances would be to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares owned by the Offeror, Parent, or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by shareholders who perfect available appraisal rights under the PBCL) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Although Parent commenced the Offer to acquire all of the Shares for cash, Parent is seeking to negotiate with the Company, in conjunction with or in substitution for, the Offer, a Proposed Merger in which holders of the Shares would receive consideration consisting of cash or equity securities of Parent or a combination of both. In the event Parent is successful in negotiating the Proposed Merger, Offeror reserves the right to amend the Offer (including the number of Shares to be purchased and the proposed Offer Price) or, if the Proposed Merger does not contemplate a tender offer, to terminate the Offer without purchasing any Shares thereunder.

     Except in the case of a 'short-form' merger under Section 1924(b)(1)(ii) of the PBCL as described below, under the PBCL and the Company's articles of incorporation, the approval of the Company Board (including for purposes of the Business Combination Statute) and the affirmative vote of holders of 66 2/3% of the outstanding Shares (including any Shares owned by Offeror) would be required to approve the Proposed Merger (assuming that Offeror complies with Subchapter D of Chapter 25 of the PBCL by providing consideration in the Proposed Merger to holders of Shares not less than the highest amount paid by Offeror to acquire Shares). See Section 15. Accordingly, if, under these circumstances Offeror acquires, through the Offer or otherwise, voting power with respect to at least 66 2/3% of the outstanding Shares and such Shares are accorded voting rights under the Control Share Acquisition Statute (see Section 15), it would have sufficient voting power to effect the Proposed Merger without the vote of any other shareholder of the Company.

     Section 1924(b)(1)(ii) of the PBCL provides that if a parent company owns at least 80% of each class of stock of a subsidiary, the parent company can effect a 'short-form' merger with that subsidiary without a shareholder vote. The provisions of Subchapter D of Chapter 25 are not applicable to a 'short-form' merger under Section 1924(b)(1)(ii) of the PBCL and, since a vote of shareholders is not required for this type of transaction, Offeror may, under these circumstances, elect not to seek a vote of shareholders under the Control Share Acquisition Statute. Accordingly, if, as a result of the Offer or otherwise, Offeror acquires at least 80% of the outstanding Shares, Offeror could, and intends to, effect the Proposed Merger without prior notice to, or any action by, any other shareholder of the Company.

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
     If a Proposed Merger Agreement has not been executed, Offeror or an affiliate of Offeror may, either following the consummation or termination of the Offer (whether or not the Purchaser purchases Shares pursuant to the Offer), or from time to time thereafter, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer. Alternatively, Offeror and its affiliates reserve the right to sell or otherwise dispose of any or all of the Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

     Under the PBCL and the Company's articles of incorporation, holders of a majority of the outstanding Shares may act by written consent to amend the Company's By-laws and elect directors. If the Company is not receptive to the Offer and Proposed Merger, the Parent intends to file a Consent Solicitation for the following purposes: (i) to amend Section 2.2 of Article II of the Company By-laws to fix the number of directors of the Company at twenty-eight; (ii) to amend Section 2.4 of Article II of the Company By-laws to permit the Company's shareholders to fill vacancies on the Company Board; (iii) to amend Section
1.5.3 of Article II of the Company By-laws to clarify that nominations of directors for election by written consent of shareholders are not subject to the advance notification provisions of the Company By-laws; (iv) to elect the Nominees to serve as directors of the Company; and (v) to repeal each provision of the Company By-laws or amendment(s) thereto adopted subsequent to July 22, 1998 and prior to the effectiveness of the foregoing amendments and the seating of a sufficient number of Nominees to constitute a majority of the Company Board.

     If elected as directors of the Company, the Nominees intend to cause the Company, subject to the fulfillment of their fiduciary duties as directors of the Company, to enter into a Proposed Merger Agreement, which would provide for cash consideration per Share equal to the Offer Price. The Nominees also intend to take whatever other actions are appropriate, subject to fulfillment of their fiduciary duties as directors of the Company, to facilitate the Offer and the Proposed Merger, including approving the Offer and the Proposed Merger under the Business Combination Statute, which would satisfy the Business Combination Condition.

     Offeror believes that the Dead Hand Provision is unenforceable. Offeror has commenced litigation against the Company in the United States District Court for the Eastern District of Pennsylvania seeking declaratory judgment rendering the Dead Hand Provision of the Rights Agreement invalid. There can be no assurance that the judgment will be obtained. See Section 15. If the Dead Hand Provision is enforceable, the Nominees, subject to fulfillment of their fiduciary duties as directors of the Company, intend to seek the required approval of a majority of the Continuing Directors to redeem the Rights (or amend the Rights Agreement), but there can be no assurance that they will succeed in doing so.

     The precise timing and other details of the Proposed Merger or any merger or business combination transaction will depend on a variety of factors such as general economic conditions and prospects, the prices of the common stock of the Parent and of the Shares, interest rates, the level of the stock markets, the future prospects, asset value and earnings of the Company, the number of shares acquired by Offeror pursuant to the Offer or otherwise and the applicable statutory requirements under Pennsylvania law. Offeror can give no assurance that a merger or other business combination will be proposed or that, if it is proposed, it will not be delayed or abandoned. Offeror expressly reserves the right not to propose any merger or similar business combination involving the Company, or to propose a merger or other business combination on terms other than those set forth herein, and its ultimate decision could be affected by information hereafter obtained by Offeror, changes in general economic or market conditions or in the business of the Company or other factors.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR WRITTEN CONSENTS FROM THE COMPANY'S SHAREHOLDERS. ANY SOLICITATION OF PROXIES OR WRITTEN CONSENTS WHICH PARENT OR OFFEROR UNDERTAKES WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

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PLANS FOR THE COMPANY

     In connection with the Offer and Proposed Merger, Parent has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that it might consider in the event that Offeror acquires control of the Company, whether pursuant to the Offer and Proposed Merger or otherwise. In particular, based on publicly available information relating to the Company and its leading competitors, Parent has estimated that, through cost initiatives and synergies, the Proposed Merger could result in annual cost savings of approximately $250,000,000 in 1999 and approximately $500,000,000 in 2000, which would result in the Company achieving better margins than its historical levels and those of its leading competitors. If Offeror acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. In this regard, if Offeror acquires control of the Company, Parent intends to examine measures already taken or proposed by the Company as part of its strategy to become more competitive in the global marketplace, including various cost cutting measures, plant closures, manufacturing rationalization and workplace reductions. See Section 8. Upon completion of its review, Parent may continue, extend and accelerate the cost cutting and restructuring measures commenced by the Company, including further reductions in the global workforce and the shutting down and further rationalization of plants and facilities. The nature and extent of any measures will be determined only after Parent has had an opportunity to examine the operations of the Company.

     Except as indicated in this Offer to Purchase, neither Parent nor Offeror has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or management.

DISSENTERS' RIGHTS

     No appraisal rights are available in connection with the Offer.

     If a Proposed Merger is consummated involving all or part cash consideration, dissenters' rights would be provided in accordance with Section 1930(a) of the PBCL. In that event, any issued and outstanding Shares held by persons who object to the Proposed Merger and comply with all the provisions of the PBCL concerning the right of holders of Shares to dissent from the Proposed Merger and require valuation of their Shares (each a 'Dissenting Shareholder') will not be converted into the right to receive the consideration to be paid pursuant to the Proposed Merger but will become the right to receive payment of the 'fair value' of their Shares (exclusive of any element of appreciation or depreciation in anticipation of the Proposed Merger). However, any Shares outstanding immediately prior to the effective time of the Proposed Merger and held by a Dissenting Shareholder who, after that time, withdraws his demand for payment or loses his right to dissent, in either case pursuant to the PBCL, will be deemed to be converted as of the effective time of the Proposed Merger into the right to receive the consideration to be paid pursuant to the Proposed Merger, without interest.

     Dissenters' rights cannot be exercised at this time. Shareholders who will be entitled to dissenters' rights, if any, in connection with the Proposed Merger (or similar business combination) will receive additional information concerning any available dissenters' rights and the procedures to be followed in connection therewith before the shareholders have to take any action relating thereto.

     Shareholders who sell shares in the Offer will not be entitled to exercise any dissenters' rights with respect to Shares purchased, but rather, will receive the Offer Price.

     13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, subject to the provisions of Section 14, Offeror, in its sole

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discretion, may make those adjustments as it deems appropriate in the Offer
Price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares, other than the regular quarterly dividend of not more than $0.27 per share, or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Offeror or its nominee or transferee on the Company's share register of the Shares purchased pursuant to the Offer, then, subject to the provisions of Section 14, (i) the Offer Price payable by Offeror pursuant to the Offer will be reduced by the amount of any cash dividend or cash distribution and (ii) any non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by the tendering shareholders for the account of Offeror and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Offeror, accompanied by appropriate documentation of transfer. Pending this remittance and subject to applicable law, Offeror will be entitled to all rights and privileges as owner of this non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Offeror in its sole discretion.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other terms of the Offer, and in addition to (and not in limitation of) Offeror's rights to extend and amend the Offer at any time in its sole discretion, Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if, Offeror, in its sole discretion determines (1) at or prior to the expiration of the Offer any one or more of the Minimum Condition, the Rights Condition, the Business Combination Condition, the Control Share Condition or the HSR Condition has not been satisfied or (2) at any time after July 30, 1998 and prior to acceptance for payment of Shares, any of the following events shall occur:

          (a) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court or governmental regulatory or administrative agency, authority, tribunal or commission, domestic or foreign, by any government or governmental authority or agency or commission, domestic or foreign, or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person), which (i) challenges or seeks to challenge or make illegal the acquisition by Parent or Offeror (or any affiliate thereof) of the Shares, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer and Proposed Merger, consummation of the transactions contemplated by the Offer and Proposed Merger or any other subsequent business combination, restrains, prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Offeror or any of its affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Proposed Merger (ii) prohibits or limits or seeks to prohibit or limit Parent's or Offeror's ownership or operation of all or any portion of their or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or compels or seeks to compel Parent or Offeror to dispose of or hold separate all or any portion of their own or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries or imposes or seeks to impose any limitation on the ability of Parent, Offeror or any affiliate of either of them to conduct its own business or own the assets as a result of the transactions contemplated by the Offer and Proposed Merger or any other subsequent business combination, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Proposed Merger illegal or results in a delay in, or restricts, the ability of Parent or Offeror, or renders Parent or Offeror unable, to accept for payment, purchase or pay for some or all of the Shares or to consummate the Offer and Proposed Merger, (iv) imposes or seeks to impose limitations on the ability of Parent or Offeror or any affiliate of either of them effectively to acquire

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     or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company, (v) in the sole judgment of Parent or Offeror, might adversely affect the Company or any of its subsidiaries or affiliates or Parent, Offeror, or any of their respective affiliates or subsidiaries,
     (vi) in the sole judgment of Parent or Offeror, might result in a diminution in the value of the Shares or the benefits expected to be derived by Parent or Offeror as a result of the transactions contemplated by the Offer and Proposed Merger (vii) in the sole judgment of Parent or Offeror, imposes or seeks to impose any material condition to the Offer unacceptable to Parent or Offeror or (viii) otherwise directly or indirectly relates to the Offer, the Proposed Merger or any other business combination with the Company;

          (b) there shall be any action taken, or any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to (i) Parent, Offeror or any other affiliate of Parent or (ii) the Offer, the Proposed Merger or other subsequent business combination between Parent or Offeror (or any affiliate thereof) and the Company or any affiliate of the Company or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, that, in the sole judgment of Parent or Offeror, might, in each case, directly or indirectly, result in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above;

          (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries or affiliates which, in the sole judgment of Parent or Offeror, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Parent or Offeror shall have become aware of any fact which, in the sole judgment of Parent or Offeror, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to Parent, Offeror or any other affiliate thereof;

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of Offeror, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results or operations or prospects of the Company or material change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the sole judgment of Offeror, might affect, the extension of credit by banks or other lending institutions (vi) a commencement of a war or armed or hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) other than the redemption of the Rights at the Redemption Price (as defined in Section 8), the Company shall have (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on July 30, 1998 in accordance with their terms as disclosed on that date of the Shares or securities convertible into shares or any rights, warrants or options to acquire shares or convertible securities or any other securities of the Company) or (B) any other securities in respect of, in lieu of or in substitution for Shares

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     outstanding on July 30, 1998, (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding Shares or other securities, (iii) declared, paid or proposed to declare or pay any dividend or distribution on Shares (other than regular quarterly dividends on the Shares not in excess of $0.27 per share, and with record and payment dates, in accordance with recent practice) or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Shares whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) issued, sold or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention, to incur any debt other than in the ordinary course of business and consistent with past practice, (vii) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Shares or its capitalization, (viii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any consolidation, liquidation, dissolution, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of the Company of any of its subsidiaries or any agreement contemplating any of the foregoing of any comparable event not in the ordinary course of business, or taken any action to implement any transaction previously authorized, recommended, proposed or publicly announced, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business and consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Offer or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of ERISA) of the Company or Parent or Offeror shall have become aware of any action which was not previously disclosed in publicly available filings, (xi) except as contemplated by the Offer, amended or proposed or authorized any amendment to its articles of incorporation or bylaws or similar organizational documents, (xii) authorized, recommended, proposed or entered into any other transaction that in the sole judgment of Parent or Offeror could, individually or in the aggregate, adversely affect the value of the Shares to Parent or Offeror or (xiii) agreed in writing or otherwise to take any of the foregoing actions or Parent or Offeror shall have learned about any action which has not previously been publicly disclosed by the Company and also set forth in filings with the Commission;

          (f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Offeror shall otherwise learn that (i) any person, entity (including the Company or any of its subsidiaries) or 'group' (within the meaning of
     Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Commission on the date of this Offer to Purchase, (ii) any such person, entity or group which, before the date of this Offer to Purchase, had filed such a Schedule with the Commission, has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of

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
     any class or series of capital stock of the Company (including the Shares),
     (iii) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall file a Notification and Report Form under the Hart-Scott-Rodino Act or make a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

          (g) the Company and Parent or Offeror shall have reached an agreement or understanding that the Offer be terminated or amended or Parent or Offeror (or one of their respect affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination;

          (h) Parent or Offeror shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company of any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice of the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Shares in the hands of Offeror or any other affiliate of Parent (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer, the Proposed Merger or any other business combination or the acquisition of control of the Company); or

          (i) Parent or Offeror shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which in its judgment is necessary to consummate the Offer or the Proposed Merger;

which, in the sole judgment of Parent or Offeror in any case, and regardless of the circumstances (including any action or inaction by Parent or Offeror or any of their affiliates), giving rise to any condition, makes it inadvisable to proceed with the Offer and/or with acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and Offeror and may be asserted by Parent and Offeror in their sole discretion regardless of the circumstances giving rise to any conditions or may be waived by Parent or Offeror in their sole discretion in whole or in part at any time and from time to time. The failure by Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Offeror concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

     15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, including under the caption 'State Approvals' below, based on its review of publicly available filings by the Company with the Commission, neither Offeror nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Offeror's acquisition of Shares as contemplated in this Offer, or (ii) any filing, approval or other action by or with any governmental authority, administrative or regulatory agency or authorized, domestic or foreign, that would be required for the acquisition or ownership of the Shares by Offeror pursuant to this Offer as contemplated herein. Should any approval or other action be required, Parent and Offeror contemplate that this approval or action would be sought. While Offeror does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer, there can be no assurance that any approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company or businesses of the Company, Parent or Offeror, or that certain parts of the businesses of the Company, Parent or Offeror might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain approval or action or in the event that approvals were not obtained or actions were not taken. Offeror's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See the Introduction.

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ANTITRUST COMPLIANCE

     DOMESTIC ANTITRUST COMPLIANCE

     Under the Hart-Scott-Rodino Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions, including the Offer and Proposed Merger, may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed under the Hart-Scott-Rodino Act shortly, and the waiting period with respect to the Offer under the Hart-Scott-Rodino Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after this filing, unless previously terminated. Before this time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or materials from Offeror. If this request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after Offeror has substantially complied with the request. After an initial extension, the waiting period may only be extended by court order or with Offeror's consent. After an extension by court order, the waiting period will not be affected either by the failure of the Company (as opposed to Parent or Offeror) to file a Notification and Report Form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Offeror pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Offeror, the FTC or the Antitrust Division could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking divestiture of Shares purchased by Offeror or the divestiture of substantial assets of Offeror, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Offeror relating to the businesses in which Parent, Offeror and their respective subsidiaries are engaged, Offeror believes that the acquisition of the Company pursuant to the Offer and Proposed Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and Proposed Merger on antitrust grounds will not be made or, if this challenge is made, what the result would be. See Introduction and Section 14 for certain conditions to the Offer.

FOREIGN ANTITRUST COMPLIANCE

     CANADIAN NATIONAL MERGER REQUIREMENTS

     INVESTMENT CANADA ACT. According to the Company Annual Report, the Company conducts certain operations in Canada. The Investment Canada Act (the 'ICA') requires that notice of the acquisition of 'control' (as defined in the ICA) by 'non-Canadians' (as defined in the ICA) of any 'Canadian business' (as defined in the ICA) be furnished to Industry Canada, a Canadian Governmental Entity.

     The acquisition of Shares by Offeror pursuant to the Offer may constitute an indirect acquisition of a 'Canadian business' within the meaning of the ICA. Offeror intends to file any notice required under the ICA.

     CANADIAN PRE-MERGER NOTIFICATION REQUIREMENTS. Certain provisions of Canada's Competition Act require pre-notification to the Director of Investigation and Research appointed under the Competition Act (the 'Canadian Director') of significant transactions, such as the acquisition of a large percentage of the stock of a public company that has Canadian operations. Pre-notification is generally required with respect to a transaction in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the annual gross revenues from sales in or from Canada generated from these assets, exceed Cdn. $35 million. For a transaction subject to the notification requirements, notice must be given seven or 21 days

                                       32
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prior to the completion of the transaction depending on the information provided to the Canadian Director. After the applicable waiting period expires, the transaction may be completed. If the Canadian Director determines that the proposed transaction prevents or lessens, or is likely to prevent or lessen, competition substantially in a definable market, the Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, require the disposition of all or part of the Canadian assets acquired in the transaction. Offeror intends to file any required notice and information with respect to its proposed acquisition with the Canadian Director and, to the extent necessary, observe the applicable waiting period and/or apply to the Canadian Director for an advance ruling certificate to the effect that the Offer or Proposed Merger would not prevent or lessen, or be likely to prevent or lessen, competition substantially.

     EEA AND NATIONAL MERGER REGULATION

     According to the Company Annual Report, the Company conducts substantial operations in the European Economic Area (the 'EEA'). EEC Regulation 4064/89 as amended (the 'Merger Regulation') and Article 57 of the European Economic Area Agreement require that concentrations with a 'Community dimension' be notified in prescribed form to the Commission of the European Communities (the 'European Commission') for review and approval prior to being put into effect. In these cases, the European Commission will, with certain exceptions, have exclusive jurisdiction to review the concentration as opposed to the individual countries within the EEA.

     The Offer and the Proposed Merger will be deemed to have a 'Community dimension' if the combined aggregate worldwide annual revenues of both Parent and the Company exceeds (a) ECU 5 billion, or (b)(1) the Community-wide annual revenues of each of Parent and the Company exceed ECU 250 million and both Parent and the Company do not receive more than two-thirds of their respective Community-wide revenues from one and the same country or (2) the combined aggregate worldwide annual revenues of both Parent and the Company exceed ECU
2.5 billion; the Community-wide annual revenues of each Parent and the Company exceed ECU 100 million; the combined aggregate revenue of the Parent and the Company exceeds ECU 100 million in at least three member states of the EU (with each Parent and the Company having at least ECU 25 million in each of those member states) and both Parent and the Company do not receive more than two-thirds of their respective Community-wide revenues from one and the same country. Concentrations that are found not to be subject to the Merger Regulation may be subject to the various national merger control regimes of the countries of the EEA, resulting in the possibility that it may be necessary or desirable to obtain approvals from the various national authorities.

     Based upon information contained in the Company Annual Report, Offeror currently believes that the Offer should be considered to have a 'Community dimension,' as the Community-wide revenues of the Company for 1997 appear to exceed ECU 250 million. Therefore, Offeror intends to file a notification in the proscribed form with the European Commission in accordance with the Merger Regulation.

     The European Commission has one month from the date of Offeror's filing to complete its preliminary investigation of the Offer and the Proposed Merger subject to certain extensions for holidays or if an individual country has requested a referral of the transaction (or part of it). If, following this initial one-month period, the European Commission considers that its needs to examine the Offer and the Proposed Merger more closely, it may initiate a Phase II investigation. If the European Commission initiates a Phase II investigation, it must make a final determination with respect to the Offer and the Proposed Merger no later than four months after the initial investigation. If the European Commission does not make a decision within this four month period, the Offer and the Proposed Merger will automatically be deemed compatible with the European market and Offeror will be allowed to proceed.

     Transactions subject to the filing requirements of the Merger Regulation are suspended automatically until such time as they have either been cleared during the one-month review or approved pursuant to the Phase II review. However, in the case of a public bid the bidder may acquire shares of the target company during the suspension period (provided that the transaction has been duly notified to the European Commission), but may not vote the shares until after the end of the suspension period

                                       33
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unless the European Commission grants permission to do so in order to maintain the full value of the bidder's investment.

     If the European Commission declares the Offer and Proposed Merger to be incompatible with the European market, it may prevent the consummation of the Offer and Proposed Merger, order a divestiture if the transactions have already been consummated or impose conditions or other obligations.

     There can be no assurance that a challenge to the Offer will not be made pursuant to the Merger Regulation or by legal action brought by private parties or, if a challenge is made, what the outcome will be. See Section 14.

OTHER FOREIGN LAWS

     The Company Annual Report indicates that the Company and certain of its subsidiaries conduct business in other foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of these filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, Offeror will seek further information regarding the applicability of any laws and currently intends to take action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that, in the sole judgment of Offeror, might have certain adverse effects, Offeror will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

STATE TAKEOVER LAWS

     Various states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have substantial assets, shareholders, principal executive offices or principal places of business therein. In 1982, in Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In 1987, in CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States upheld the Indiana Control Share Acquisition Statute, holding that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that these laws were applicable only under certain conditions. The Pennsylvania Control Share Acquisition Statute is similar, in general, to the Indiana anti-takeover statute upheld in CTS Corp. v. Dynamics Corp. of America.

     The Pennsylvania Takeover Disclosure Law (the 'PTDL') purports to regulate certain attempts to acquire a corporation which (i) is organized under the laws of Pennsylvania or (ii) has its principal place of business and substantial assets located in Pennsylvania. The PTDL requires, among other things, that an offeror, 20 days prior to any takeover offer, file a registration statement for the takeover offer with the Pennsylvania Securities Commission (the 'PSC') and publicly disclose the offering price of the disclosed offer. However, in Crane Co. v. Lam, 509 F. Supp. 782 (E.D. Pa. 1981), the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least that portion of the PTDL involving the pre-offer waiting period thereunder.

     Offeror has initiated discussions with the PSC regarding a proposed consent order that would enjoin enforcement of the PTDL as it relates to the Offer. The PSC has entered into such agreements with respect to previous takeover offers made in Pennsylvania, and it is anticipated that an agreement will be reached as to the Offer and submitted for court approval shortly.

     Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a 'registered corporation'). The following discussion is a general and highly abbreviated summary of

                                       34
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certain features of Chapter 25, is not intended to be complete or to address further potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the PBCL. The Company is a registered corporation.

     Subchapter D of Chapter 25 of the PBCL includes provisions requiring approval of a merger of a registered corporation with an 'interested shareholder' by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction: (i) approved by a vote of the board of directors, without counting the votes of directors who are directors or officers of, or who have a material equity interest in, the interested shareholder; (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares; or (iii) effected without submitting the transaction to a vote of shareholders as permitted by Section 1924(b)(1)(ii) of the PBCL (see Section 12).

     Offeror believes that the approval requirements under Subchapter D would not apply to the Proposed Merger because Offeror expects that the value of the consideration offered to the Company's shareholders pursuant to the Proposed Merger would not be less than the highest amount paid by Offeror acquiring shares pursuant to the Offer. If the approval requirements under Subchapter D were applicable to the Proposed Merger, the Proposed Merger would have to be approved by the affirmative vote of the holders of a majority of the votes which all shareholders other than Offeror are entitled to cast. Offeror reserves the rights to challenge the applicability and validity of Subchapter D.

     Subchapter E of Chapter 25 governs 'control transactions' (defined generally as a transaction in which a person acquires at least 20% of the voting power of a corporation) and provides that following a control transaction the shareholders are entitled to demand that they be paid the fair value of their shares. Pursuant to Subchapter E, the minimum value the shareholders can receive may not be less than the highest price paid per share by the control person within the 90-day period ending on and including the date of the control transaction.

     Subchapter F of Chapter 25, the Business Combination Statute, purports to prohibit under certain circumstances a 'registered corporation' from engaging in a 'business combination' with an 'interested shareholder' for a period of five years following the date this person became an 'interested shareholder' unless:
(i) before this person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder; (ii) the business combination is approved by a majority vote of the corporation's voting shares, other than shares held by the interested shareholder, no earlier than three months after the interested shareholder became, and provided that at the time of the vote the interested shareholder is, the beneficial owner of shares entitled to cast at least 80% of votes of the corporation, and the business combination satisfies the 'fair price' criteria (generally, the higher of (a) the highest price per share paid by the interested shareholder at a time when the interested shareholder was the beneficial owner of at least five percent of the voting power of the corporation and (b) the market value per share on the announcement date with respect to the business combination or on the interested shareholder acquisition date, whichever is higher, plus, in any case, interest and less the value of any distributions in respect of the shares); (iii) the business combination is approved by all of the holders of the corporation's outstanding shares; (iv) the business combination is approved by a majority vote of the corporation's voting shares, other than shares held by the interested shareholder, no earlier than five years after the interested shareholder became an interested shareholder; or (v) the business combination is approved by a majority vote of the corporation's voting shares no earlier than five years after the interested shareholder became an interested shareholder and the business combination satisfies the 'fair price' criteria described above.

     The Business Combination Statute provides that during a five-year period the corporation may not engage in certain business transactions with the interested shareholder or any affiliate or associate, including (i) any merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation (a) with the interested shareholder or (b) with, involving or resulting in any other corporation which is, or after the merger, consolidation, share exchange or division would be, an affiliate or associate of the interested shareholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or

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other disposition to or with an interested shareholder or any affiliate or associate of assets having an aggregate market value equal to at least 10% of the aggregate market value of all assets on a consolidated basis or all outstanding shares, or representing at least 10% of the net income on a consolidated basis, in each case of the business corporation, and (iii) other specified self-dealing transactions between the corporation and an interested shareholder or any affiliate or associate thereof.

     Offeror believes that under applicable law and under the circumstances of the Offer, the Company Board is obligated by its fiduciary responsibilities to approve the Offer and the Proposed Merger for purposes of the Business Combination Statute and that its failure to do so would be a violation of law. Offeror is hereby requesting that the Company Board adopt a resolution approving the Offer and the Proposed Merger for purposes of the Business Combination Statute. However, there can be no assurance that the Company Board will do so. Offeror has commenced litigation against the Company in the United States District Court for the Eastern District of Pennsylvania seeking an order compelling the Company Board to approve the Offer and the Proposed Merger for purposes of the Business Combination Statute. See Section 15. Pursuant to the Consent Solicitation, Offeror expects to seek to increase the number of seats on the Company Board from eleven to twenty-eight and fill the newly created vacancies with its Nominees, who intend to approve the Proposed Merger pursuant to the Business Combination Statute, subject to the fulfillment of their fiduciary duties as directors of the Company. Approval of the Proposed Merger pursuant to the Business Combination Statute would satisfy the Business Combination Condition.

     Subchapter G of Chapter 25 the Control Share Acquisition Statute, relating to 'control-share acquisitions,' prevents under certain circumstances the owner of a control-share block of shares (a number of shares in excess of 20%, 33 1/3% or 50% of the outstanding shares) of a registered corporation from voting these shares unless a majority of (i) all shares outstanding and (ii) 'disinterested' shares approve the voting rights. 'Disinterested' shares are shares held (i) by persons other than a potential acquiror or the executive officers of a target corporation and (ii) by the same person from 5 days prior to a potential acquiror's announcement to engage in a 'control share acquisition' through the record date of the shareholder meeting at which the control-share acquisition is to be considered. Failure to obtain this approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss.

     In order for the shareholders to consider the control-share acquisition, the target company must hold a special shareholders' meeting within 50 days, but no sooner than 30 days, after a potential acquiror simultaneously (i) files an information statement with the target company, (ii) requests a shareholders' meeting, (iii) has made a bona fide written offer to engage in a control-share acquisition, (iv) delivered definitive financing agreements for any financing necessary to consummate the control-share acquisition and (v) agrees to reimburse the target company for expenses incurred in connection with the shareholders' meeting.

     Unless Offeror is otherwise satisfied that the Control Share Acquisition Statue is invalid or that it can consummate the Proposed Merger without submitting the transaction to a vote of shareholders as permitted by Section 1924(b)(1)(ii) of the PBCL (see Section 12), Offeror will comply with the procedures set forth in the Control Share Acquisition Statute to compel the Company's Board to call a special shareholders meeting for the purpose of according voting rights for Shares it acquired pursuant to the Offer. If Offeror does not comply with the procedures of the Control Share Acquisition Statute described above, the Shares acquired pursuant to the Offer will not have voting rights.

     Subchapter H of Chapter 25 of the PBCL, relating to disgorgement of profits by certain controlling shareholders of a registered corporation, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter G or otherwise) will be recoverable by the corporation.

     Subchapter I of Chapter 25 of the PBCL entitles 'eligible employees' of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within two years after control share approval (a 'Control Share Approval'), which occurs when the shareholders of a registered corporation accord voting rights to shares acquired under a control-share acquisition pursuant to the Control Share Acquisition Statute. Subchapter J of Chapter 25 of the PBCL provides protection against termination or impairment under certain circumstances of 'covered labor contracts' of a registered corporation as a result of a 'business combination' transaction if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are accorded voting rights by a Control Share Approval. The Company intends to comply with Subchapters I and J in the event that either or both Subchapters are applicable to the Offer or Proposed Merger.

     Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(1) of the PBCL will terminate immediately upon the termination of the status of the corporation as a registered corporation.

     Offeror has not complied with any state takeover statute or regulation, except Offeror is making a filing under the PTDL. Offeror reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of this right. If it is asserted that any state takeover statute is applicable to the Offer and the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer and the Proposed Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In this case, Offeror may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See
Section 14.

CERTAIN LITIGATION

     On August 4, 1998, Parent filed a complaint against the Company in the United States District Court for the Eastern District of Pennsylvania (the 'Complaint'). The Complaint seeks: (i) declaratory relief declaring the Dead Hand Provision of the Rights Agreement invalid; (ii) injunctive relief requiring the Company Board to redeem the Rights and exempt the Offer from the provisions of the Pennsylvania Business Combination Statute; (iii) declaratory and injunctive relief prohibiting any effort by the Company to manipulate or otherwise subvert the process of corporate democracy by (a) amending the Company By-laws, (b) increasing the size of the Company Board, (c) fixing a record date for determining shareholders entitled to execute consents in response to the Consent Solicitation more than ten (10) days after the date that Parent gives notice demanding that such a record date be fixed, or (d) taking any other action to frustrate the Offer or the proxy contest and Consent Solicitation that Parent plans to conduct to facilitate the Offer and Proposed Merger; and (iv) declaratory relief declaring that, to the extent that the Dead Hand Provision and other anti-takeover devices that preclude tender offers and consent solicitations are permitted under Pennsylvania law, such law is unconstitutional under the Supremacy and Commerce Clauses of the United States Constitution.

     16. FEES AND EXPENSES. Neither Offeror, nor any officer, director, shareholder, agent or other representative of Offeror, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent and the Depositary) for soliciting tenders of Shares or Rights, if applicable, pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Lazard and Goldman Sachs are acting as Dealer Managers in connection with the Offer and are providing certain financial advisory services to Parent in connection with the Offer and related transactions. Each of Lazard and Goldman Sachs will be paid $12,000,000 in connection therewith. In addition, Offeror has agreed to reimburse each of Lazard and Goldman Sachs for all its expenses incurred in connection with the Offer, including the reasonable fees of its counsel, and to indemnify Lazard and Goldman Sachs against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     Offeror has retained Morrow & Co., Inc., as Information Agent, and the Bank of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by Offeror against certain liabilities in connection with the Offer.

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
     17. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares or Rights, if applicable, residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any information or representation is given or made, it should not be relied upon as having been authorized by Offeror.

     Offeror has filed with the Commission the Schedule 14D-1 pursuant to
Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule 14D-1 and any amendments, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

August 10, 1998                           PMA ACQUISITION CORPORATION

                                   SCHEDULE I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                  AND EXECUTIVE OFFICERS OF PARENT AND OFFEROR

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Parent. All persons listed below are citizens of the United States of America, except that Mr. Wild is a citizen of the United Kingdom.

                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN PARENT              FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
William J. Amelio, 40             President-Turbocharging   Mr. Amelio has been President- Turbocharging
                                  Systems                   Systems since April 1997. He was with
                                                            International Business Machines Corporation
                                                            (IBM) from 1979 to 1997, and most recently held
                                                            positions with IBM's Personal Computer Company,
                                                            including Vice President, Re-Engineering and
                                                            Information Systems, from 1996 to 1997, and Vice
                                                            President, Operations, from 1994 to 1995.
Hans W. Becherer, 63              Director                  Mr. Becherer is Chairman and Chief Executive
  Deere & Company                                           Officer of Deere & Company, a manufacturer of
  One John Deere Place                                      mobile power machinery and a supplier of
  Moline, IL 61265-8098                                     financial services. After serving in a variety
                                                            of managerial and executive positions, he became
                                                            a director of Deere in 1986 and was elected
                                                            President and Chief Operating Officer in 1987,
                                                            President and Chief Executive Officer in 1989
                                                            and Chairman and Chief Executive Officer in
                                                            1990. He is a director of The Chase Manhattan
                                                            Corporation and Schering-Plough Corporation.
David E. Berges, 48               President-Automotive      Mr. Berges has been President-Automotive
                                  Products Group            Products Group since January 1998. He was
                                                            President, Bendix/Jurid, of the Automotive
                                                            Products Group in 1997, and held positions with
                                                            the Engine Systems and Accessories unit of
                                                            Aerospace Equipment Systems from 1994 to 1997,
                                                            first as Director of Engine Controls and then as
                                                            Vice President and General Manager. He served as
                                                            President and Chief Operating Officer of Barnes
                                                            Aerospace, Barnes Group Inc., from 1986 to 1994.

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
                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN PARENT              FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
Lawrence A. Bossidy, 63           Chairman of the Board     Mr. Bossidy became Chief Executive Officer in
                                  and Chief Executive       July 1991 and Chairman of the Board in January
                                  Officer and Director      1992. He previously served in a number of
                                                            executive and financial positions with General
                                                            Electric Company. Mr. Bossidy was Chief
                                                            Operating Officer of General Electric Credit
                                                            Corporation (now General Electric Capital
                                                            Corporation) from 1979 to 1981, Executive Vice
                                                            President and Sector Executive of GE's Services
                                                            and Materials Sector from 1981 to 1984, and Vice
                                                            Chairman and Executive Officer of GE from 1984
                                                            until he joined Parent. He is a director of
                                                            Champion International Corporation, J.P. Morgan
                                                            & Co. Incorporated and Merck & Co., Inc.
Karen K. Clegg, 49                President-Federal         Ms. Clegg has been President-Federal
                                  Manufacturing &           Manufacturing & Technologies (FM&T) since May
                                  Technologies              1995. She was Vice President of FM&T from 1990
                                                            to 1995, except for one year served as Vice
                                                            President, Field Services, with AlliedSignal
                                                            Technical Services Corporation.
Ann M. Fudge, 47                  Director                  Ms. Fudge is Executive Vice President of Kraft
  Maxwell House and Post                                    Foods, Inc. She joined General Foods USA in 1986
  Division                                                  and held several planning and marketing
  Kraft Foods, Inc.                                         positions before being appointed Executive Vice
  555 South Broadway-Mail Code                              President and General Manager of the Dinners and
  TA1-2                                                     Enhancers Division in 1991. In 1994, she was
  Tarrytown, NY 10591                                       named President of Kraft General Foods' Maxwell
                                                            House Coffee Company. In 1995, Ms. Fudge assumed
                                                            her current position, while continuing to head
                                                            the Maxwell House Coffee Division as General
                                                            Manager. She became President of Kraft's Maxwell
                                                            House and Post Division in 1997. Kraft is the
                                                            multinational food business of Philip Morris
                                                            Companies Inc. Ms. Fudge is a director of Liz
                                                            Claiborne, Inc.
Robert D. Johnson, 50             President-Electronic &    Mr. Johnson has been President-Electronic &
                                  Avionics Systems          Avionics Systems since October 1997. He was Vice
                                                            President and General Manager, Aerospace
                                                            Marketing, Sales and Service, Repair and
                                                            Overhaul, from 1994 to 1997. He served as Group
                                                            Vice President, Manufacturing and Services, of
                                                            AAR Corp. from 1993 to 1994.

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                                       40
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
                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN PARENT              FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
Paul X. Kelley, 69                Director                  General Kelley is a Partner of J. F. Lehman &
  700 13th Street, N.W.                                     Company, an investment firm. He previously was
  Suite 400                                                 Vice Chairman of Cassidy & Associates, Inc., a
  Washington, DC                                            Washington-based government relations firm, from
  20005-5917                                                1989 until early 1998, and served as Commandant
                                                            of the Marine Corps and as a Member of the Joint
                                                            Chiefs of Staff from 1983 until his retirement
                                                            in 1987. General Kelley is a director of GenCorp
                                                            Inc., Saul Centers, Inc., Sturm, Ruger &
                                                            Company, Inc., UST Inc. and The Wackenhut
                                                            Corporation.
Larry B. Kittelberger, 49         Vice President and Chief  Mr. Kittelberger has been Vice President and
                                  Information Officer       Chief Information Officer since August 1995. He
                                                            was Corporate Chairman-Information Officer
                                                            Leadership Committee of Tenneco Inc. from June
                                                            1989 to July 1995.
Peter M. Kreindler, 53            Senior Vice President,    Mr. Kreindler has been Senior Vice President,
                                  General Counsel and       General Counsel and Secretary since December
                                  Secretary                 1994. He was Senior Vice President and General
                                                            Counsel from March 1992 to November 1994.
Tig H. Krekel, 45                 President-Aerospace       Mr. Krekel has been President-Aerospace
                                  Equipment Systems         Equipment Systems since October 1997. He held
                                                            other positions in Aerospace Equipment Systems
                                                            from 1993 to 1997, including Vice President and
                                                            General Manager, Environmental Control Systems,
                                                            from August to October 1997, and Vice President,
                                                            Military Product Support, from April 1994 to
                                                            September 1995. He also served as Vice President
                                                            and General Manager, Military Customer Support,
                                                            Aerospace Marketing, Sales and Service, from
                                                            September 1995 to August 1997.
Joseph B. Leonard, 55             Senior Vice President     Mr. Leonard has been Senior Vice President since
                                  and President-Aerospace   December 1997 and President-Aerospace Marketing,
                                  Marketing, Sales &        Sales & Service since October 1997. He was
                                  Service                   Senior Vice President of Aerospace Marketing,
                                                            Sales & Service from September 1993 to October
                                                            1997. He served as Executive Vice President,
                                                            Customer Support, at Northwest Airlines from
                                                            1991 to 1993.
Steven R. Loranger, 46            President-Engines         Mr. Loranger has been President-Engines since
                                                            July 1997. He was President-Truck Brake Systems
                                                            from 1995 to 1997, and Vice President, Air
                                                            Transport, Engines, from 1993 to 1995.

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                                       41
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
                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN PARENT              FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
Robert P. Luciano, 64             Director                  Mr. Luciano is Chairman of the Board of
  Schering-Plough Corporation                               Schering-Plough Corporation, a manufacturer and
  One Giralda Farms                                         marketer of pharmaceuticals and consumer
  Madison, NJ 07940                                         products, which he joined in 1978. He served as
                                                            President from 1980 to 1986 and Chief Executive
                                                            Officer from 1982 through 1995. He has been
                                                            Chairman of the Board since 1984. He is a
                                                            director of C.R. Bard, Inc. and Merrill Lynch &
                                                            Co.
Paul J. Norris, 51                Senior Vice President     Mr. Norris has been Senior Vice President since
                                  and President-Specialty   December 1997 and President- Specialty Chemicals
                                  Chemicals                 since January 1997. He was President-Polymers
                                                            from 1995 to 1997, President-Fibers, from 1994
                                                            to 1995, and President-Chemicals and Catalysts,
                                                            from 1989 to 1994.
Robert B. Palmer, 57              Director                  Mr. Palmer is the former Chairman, President and
  124 Mount Auburn Street                                   Chief Executive Officer of Digital Equipment
  Suite 200 North                                           Corporation, a provider of networked computer
  Cambridge, MA 02138                                       systems, software and services. He had advanced
                                                            through a series of executive positions after
                                                            joining Digital in 1985, becoming President and
                                                            Chief Executive Officer in 1992 and Chairman of
                                                            the Board in 1995.
Russell E. Palmer, 63             Director                  Mr. Palmer is Chairman and Chief Executive
  The Palmer Group                                          Officer of The Palmer Group, a private
  3600 Market Street, Suite                                 investment firm he established in 1990 after
  530                                                       serving seven years as Dean of The Wharton
  Philadelphia, PA 19104                                    School of the University of Pennsylvania. He
                                                            previously served as Managing Director and Chief
                                                            Executive Officer of Touche Ross International
                                                            and Managing Partner and Chief Executive Officer
                                                            of Touche Ross & Co. (USA) (now Deloitte and
                                                            Touche). He is a director of Bankers Trust
                                                            Company, Bankers Trust New York Corporation,
                                                            Federal Home Loan Mortgage Corporation, GTE
                                                            Corporation, The May Department Stores Company
                                                            and Safeguard Scientifics, Inc.
Frederic M. Poses, 55             President and Chief       Mr. Poses began his career with Parent in 1969
                                  Operating Officer and     and advanced through a number of managerial and
                                  Director                  executive positions until he was named President
                                                            of the Plastics and Engineered Materials
                                                            Division in 1983, President of the Fibers
                                                            Division in 1986, and President of AlliedSignal
                                                            Engineered Materials in 1988, when he was also
                                                            elected Executive Vice President of Parent. In
                                                            1997, he was named Vice Chairman and a member of
                                                            the Board of Directors and in mid-1998 he
                                                            assumed his current position.

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
                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN PARENT              FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
Donald J. Redlinger, 53           Senior Vice President-    Mr. Redlinger has been Senior Vice
                                  Human Resources and       President-Human Resources and Communications
                                  Communications            since February 1995. He was Senior Vice
                                                            President-Human Resources from January 1991 to
                                                            January 1995.
Ivan G. Seidenberg, 51            Director                  Mr. Seidenberg is Vice Chairman, President and
  Bell Atlantic Corporation                                 Chief Executive Officer of Bell Atlantic
  1095 Avenue of the Americas,                              Corporation, a telecommunications and
  39th Fl.                                                  information services provider. He had previously
  New York, NY 10036                                        held several senior management positions with
                                                            NYNEX Corporation, which he joined in 1983,
                                                            before becoming a director and Vice Chairman of
                                                            the Board in 1991, President and Chief Operating
                                                            Officer in 1994, and Chairman and Chief
                                                            Executive Officer in 1995. He became Vice
                                                            Chairman, President and Chief Operating Officer
                                                            of Bell Atlantic in 1997, and assumed his
                                                            current position in 1998. He is a director of
                                                            American Home Products Corporation, Boston
                                                            Properties, Inc., CVS Corporation and Viacom
                                                            Inc.
Andrew C. Sigler, 66              Director                  Mr. Sigler retired as Chairman and Chief
  Champion International                                    Executive Officer of Champion International
  Corporation                                               Corporation, a paper and forest products
  One Champion Plaza                                        company, in 1996. He was elected President and
  Stamford, CT 06921                                        Chief Executive Officer of Champion in 1974 and
                                                            Chairman and Chief Executive Officer in 1979. He
                                                            is a director of The Chase Manhattan Corporation
                                                            and General Electric Company.
Jeffrey I. Sinclair, 48           President-Truck Brake     Mr. Sinclair has been President-Truck Brake
                                  Systems                   Systems since October 1997. He was President,
                                                            Global Sales and Marketing, Friction Materials,
                                                            from 1996 to 1997. He served as Principal of
                                                            A.T. Kearney from 1995 to 1996 and President of
                                                            St. James Group from 1991 to 1995.
John R. Stafford, 60              Director                  Mr. Stafford is Chairman, President and Chief
  American Home Products                                    Executive Officer of American Home Products
  Corporation                                               Corporation, a manufacturer of pharmaceutical,
  Five Giralda Farms                                        health care, animal health and agricultural
  Madison, NJ 07940-0874                                    products. After joining that company in 1970, he
                                                            held a number of executive positions before
                                                            becoming President in l981, an office he held
                                                            until 1990 and which he resumed in early 1994.
                                                            He was elected Chairman of the Board and Chief
                                                            Executive Officer in 1986. He is a director of
                                                            Bell Atlantic Corporation, The Chase Manhattan
                                                            Corporation and Deere & Company.

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
                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN PARENT              FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
Thomas P. Stafford, 67            Director                  Lt. Gen. Stafford joined the consulting firm of
  Stafford, Burke and Hecker,                               General Technical Services, Inc. in 1984. He is
  Inc.                                                      also Vice Chairman and co-founder of Stafford,
  1006 Cameron Street                                       Burke & Hecker, Inc., a Washington-based
  Alexandria, VA 22314                                      consulting firm. After serving as an astronaut
                                                            for a number of years, he retired in 1979 from
                                                            the Air Force as Deputy Chief of Staff for
                                                            Research, Development and Acquisition and served
                                                            as Vice Chairman of Gibraltar Exploration
                                                            Limited until 1984. Lt. Gen. Stafford is also
                                                            Chairman of the Board of Omega Watch Corporation
                                                            of America and is a director of CMI Corporation,
                                                            Cycomm International Inc., Seagate Technology
                                                            Inc., Timet Inc., Tracor, Inc. and Tremont
                                                            Corporation.
Richard F. Wallman, 47            Senior Vice President     Mr. Wallman has been Senior Vice President and
                                  and Chief Financial       Chief Financial Officer since March 1995. He was
                                  Officer                   Vice President and Controller of International
                                                            Business Machines Corp. (IBM), a manufacturer of
                                                            information-handling systems, from April 1994 to
                                                            February 1995 and General Assistant Controller
                                                            of IBM from October 1993 to March 1994. He was
                                                            Assistant Controller-Sales & Marketing of
                                                            Chrysler Corporation from April 1989 to
                                                            September 1993.
David N. Weidman, 43              President-Polymers        Mr. Weidman has been President-Polymers since
                                                            March 1998. He was President-Fluorine Products
                                                            from 1995 to 1998, and Vice President and
                                                            General Manager, Performance Additives, from
                                                            1994 to 1995. He served as General Manager of
                                                            American Cyanamid's Fibers business from 1990 to
                                                            1994.
Geoffrey Wild, 42                 President-Electronic      Mr. Wild has been President-Electronic Materials
                                  Materials                 since February 1997. He had previously held a
                                                            number of positions with Johnson Matthey plc,
                                                            including President of Electronic Materials from
                                                            1992 to 1997.
Robert C. Winters, 66             Director                  Mr. Winters retired as Chairman and Chief
  The Prudential Insurance                                  Executive Officer and became Chairman Emeritus
  Company                                                   of The Prudential Insurance Company of America,
  751 Broad Street, 11th Floor                              a provider of insurance and financial services,
  Newark, NJ 07102-3777                                     in December 1994. During his career with
                                                            Prudential, which he joined in 1953, he held
                                                            various managerial positions prior to his
                                                            election as Executive Vice President in 1978,
                                                            Vice Chairman in 1984 and Chairman and Chief
                                                            Executive Officer in 1987.

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
                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN PARENT              FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
Henry T. Yang, 57                 Director                  Dr. Yang became Chancellor of the University of
  University of California,                                 California, Santa Barbara in 1994. Prior to his
  Santa Barbara                                             current position, he served in a number of
  5221 Cheadle Hall                                         faculty and administrative positions at Purdue
  Santa Barbara, CA 93106-2030                              University starting in 1969. He became Head of
                                                            Purdue's School of Aeronautics and Astronautics
                                                            in 1979 and served as Dean of the Schools of
                                                            Engineering and Director of the Computer
                                                            Integrated Design, Manufacturing and Automation
                                                            Center from 1984 until he joined the University
                                                            of California.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR. Set forth below is the name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Offeror. All persons listed below are citizens of the United States of America.

                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS     OFFICE HELD IN OFFEROR             FIVE-YEAR EMPLOYMENT HISTORY
------------------------------    ------------------------  ------------------------------------------------
Lawrence A. Bossidy, 63           Director                  Mr. Bossidy became Chief Executive Officer of
                                                            Parent in July 1991 and Chairman of the Board in
                                                            January 1992. He previously served in a number
                                                            of executive and financial positions with
                                                            General Electric Company. Mr. Bossidy was Chief
                                                            Operating Officer of General Electric Credit
                                                            Corporation (now General Electric Capital
                                                            Corporation) from 1979 to 1981, Executive Vice
                                                            President and Sector Executive of GE's Services
                                                            and Materials Sector from 1981 to 1984, and Vice
                                                            Chairman and Executive Officer of GE from 1984
                                                            until he joined Parent. He is a director of
                                                            Champion International Corporation, J.P. Morgan
                                                            & Co. Incorporated and Merck & Co., Inc.
Peter M. Kreindler, 53            Vice President and        Mr. Kreindler has been Senior Vice President,
                                  Secretary and Director    General Counsel and Secretary of Parent since
                                                            December 1994. He was Senior Vice President and
                                                            General Counsel from March 1992 to November
                                                            1994.
Frederic M. Poses, 55             President and Director    Mr. Poses began his career with Parent in 1969
                                                            and advanced through a number of managerial and
                                                            executive positions until he was named President
                                                            of the Plastics and Engineered Materials
                                                            Division in 1983, President of the Fibers
                                                            Division in 1986, and President of AlliedSignal
                                                            Engineered Materials in 1988, when he was also
                                                            elected Executive Vice President of Parent. In
                                                            1997, he was named Vice Chairman and a member of
                                                            the Board of Directors and in mid-1998 he
                                                            assumed his current position.

     Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

              By Mail:                             By Facsimile:                  By Hand/Overnight Courier:
     Tender & Exchange Department        (For Eligible Institutions Only)        Tender & Exchange Department
            P.O. Box 11248                         (212) 815-6213                     101 Barclay Street
         Church Street Station                                                    Receive and Deliver Window
       New York, N.Y. 10286-1248               Confirm by telephone:                 New York, N.Y. 10286
                                                  1-800-507-9357



     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                    Banks and Brokerage Firms, please call:
                                 (800) 662-5200

                     The Dealer Managers for the Offer are:

                LAZARD FRERES & CO. LLC                                   GOLDMAN, SACHS & CO.
                 30 Rockefeller Plaza                                        85 Broad Street
               New York, New York 10020                                 New York, New York 10004
             (212) 632-6717 (call collect)                                   (800) 323-5678

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